                                                                    EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND SELECTED FINANCIAL DATA

                   CERTAIN FACTORS AFFECTING FUTURE EARNINGS

     Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on numerous factors including:

     - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the 1935 Act, changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

        - approval of stranded costs;

        - allowed rates of return;

        - rate structures;

        - recovery of investments; and

        - operation and construction of facilities;

     - non-payment for our services due to financial distress of our customers, including Reliant Resources;

     - the successful and timely completion of our capital projects;

     - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

     - changes in business strategy or development plans;

     - the timing and extent of changes in commodity prices, particularly natural gas;

     - changes in interest rates or rates of inflation;

     - unanticipated changes in operating expenses and capital expenditures;

     - weather variations and other natural phenomena;

     - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

     - actions by rating agencies;

     - legal and administrative proceedings and settlements;

     - changes in tax laws;

     - inability of various counterparties to meet their obligations with respect to our financial instruments;

     - any lack of effectiveness of our disclosure controls and procedures;

     - changes in technology;

     - significant changes in our relationship with our employees, including the availability of qualified personnel and the potential adverse effects if labor disputes or grievances were to occur;

     - significant changes in critical accounting policies;

     - acts of terrorism or war, including any direct or indirect effect on our business resulting from terrorist attacks such as occurred on September 11, 2001 or any similar incidents or responses to those incidents;

     - the availability and price of insurance;

     - the outcome of the pending securities lawsuits against us, Reliant Energy and Reliant Resources;

     - the outcome of the Securities and Exchange Commission investigation relating to the treatment in our consolidated financial statements of certain activities of Reliant Resources;

     - the ability of Reliant Resources to satisfy its indemnity obligations to us;

     - the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business in our service territory, including the systems owned and operated by the ERCOT ISO;

     - political, legal, regulatory and economic conditions and developments in the United States; and

     - other factors discussed in Item 1 of this report under "Risk Factors."

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (d) LONG-LIVED ASSETS AND INTANGIBLES

     The Company records property, plant and equipment at historical cost. The Company expenses repair and maintenance costs as incurred. Property, plant and equipment includes the following:

                                                                        DECEMBER 31,
                                                   ESTIMATED USEFUL   -----------------
                                                    LIVES (YEARS)      2001      2002
                                                   ----------------   -------   -------
                                                                        (IN MILLIONS)
Electric transmission & distribution.............        5-75         $ 6,211   $ 5,960
Electric generation..............................        5-60           9,356     9,610
Natural gas distribution.........................        5-50           1,980     2,151
Pipelines and gathering..........................        5-75           1,633     1,686
Other property...................................        3-40              99       446
                                                                      -------   -------
  Total..........................................                      19,279    19,853
Accumulated depreciation and amortization........                      (8,123)   (8,488)
                                                                      -------   -------
     Property, plant and equipment, net..........                     $11,156   $11,365
                                                                      =======   =======

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which provides that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than its fair value. On January 1, 2002, the Company adopted the provisions of the statement that apply to goodwill and intangible assets acquired prior to June 30, 2001.

     With the adoption of SFAS No. 142, the Company ceased amortization of goodwill as of January 1, 2002. A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
                                                              (IN MILLIONS, EXCEPT PER
                                                                       SHARE)
Reported income from continuing operations before cumulative
  effect of accounting change...............................  $ 245    $ 499    $ 369
Add: Goodwill amortization, net of tax......................     50       49       --
                                                              -----    -----    -----
Adjusted income from continuing operations before cumulative
  effect of accounting change...............................  $ 295    $ 548    $ 369
                                                              =====    =====    =====
Basic Earnings Per Share:
Reported income from continuing operations before cumulative
  effect of accounting change...............................  $0.86    $1.72    $1.24
Add: Goodwill amortization, net of tax......................   0.18     0.17       --
                                                              -----    -----    -----
Adjusted income from continuing operations before cumulative
  effect of accounting change...............................  $1.04    $1.89    $1.24
                                                              =====    =====    =====
Diluted Earnings Per Share:
Reported income from continuing operations before cumulative
  effect of accounting change...............................  $0.85    $1.71    $1.23
Add: Goodwill amortization, net of tax......................   0.18     0.17       --
                                                              -----    -----    -----
Adjusted income from continuing operations before cumulative
  effect of accounting change...............................  $1.03    $1.88    $1.23
                                                              =====    =====    =====

     The components of the Company's other intangible assets consist of the following:

                                              DECEMBER 31, 2001         DECEMBER 31, 2002
                                           -----------------------   -----------------------
                                           CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                                            AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                           --------   ------------   --------   ------------
                                                             (IN MILLIONS)
Land Use Rights..........................    $59          $(11)        $61          $(12)
Other....................................     16            (2)         19            (2)
                                             ---          ----         ---          ----
  Total..................................    $75          $(13)        $80          $(14)
                                             ===          ====         ===          ====

     The Company recognizes specifically identifiable intangibles, including land use rights and permits, when specific rights and contracts are acquired. The Company has no intangible assets with indefinite lives recorded as of December 31, 2002. The Company amortizes other acquired intangibles on a straight-line basis over the lesser of their contractual or estimated useful lives that range from 40 to 75 years for land rights and 4 to 25 years for other intangibles.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     Amortization expense for other intangibles for 2000, 2001 and 2002 was $1.3 million, $1.2 million and $1.9 million, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows (in millions):

2003........................................................   $ 2
2004........................................................     2
2005........................................................     2
2006........................................................     2
2007........................................................     2
                                                               ---
  Total.....................................................   $10
                                                               ===

     Goodwill by reportable business segment is as follows (in millions):

                                                               DECEMBER 31,
                                                               2001 AND 2002
                                                               -------------
Natural Gas Distribution....................................      $1,085
Pipelines and Gathering.....................................         601
Other Operations............................................          55
                                                                  ------
  Total.....................................................      $1,741
                                                                  ======

     The Company completed its review during the second quarter of 2002 pursuant to SFAS No. 142 for its reporting units in the Natural Gas Distribution, Pipelines and Gathering and Other Operations business segments. No impairment was indicated as a result of this assessment.

     The Company periodically evaluates long-lived assets, including property, plant and equipment, goodwill and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. An impairment analysis of generating facilities requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the facilities. A resulting impairment loss is highly dependent on these underlying assumptions.

     During the fourth quarter of 2001, the Reliant Resources Distribution was deemed to be a probable event. As Reliant Resources has an option to purchase the Company's 81% interest in its generation subsidiary, Texas Genco, in 2004 (see Note 4(b)), the Company was required to evaluate Texas Genco's assets for potential impairment in accordance with SFAS No. 121, due to an expected decrease in the number of years the Company expects to hold and operate these assets. As of December 31, 2001, no impairment had been indicated. As a result of the distribution of approximately 19% of Texas Genco's common stock to CenterPoint Energy's shareholders on January 6, 2003, the Company re-evaluated these assets for impairment as of December 31, 2002 in accordance with SFAS No.
144. As of December 31, 2002, no impairment had been indicated. The Company anticipates that future events, such as a change in the estimated holding period of Texas Genco's generation assets, will require the Company to re-evaluate these assets for impairment between now and 2004. If an impairment is indicated, it could be material and will not be fully recoverable through the 2004 true-up proceeding calculations (see Note 4(a)).

     The Texas electric restructuring law provides the Company recovery of the regulatory book value of its Texas generating assets for the amount the net regulatory book value exceeds the estimated market value. If the Company's 81% interest in Texas Genco is sold to Reliant Resources or to a third party in the future, a loss on sale of these assets, or an impairment of the recorded recoverable electric generation plant mitigation regulatory asset (see Note 3(e)), will occur to the extent the recorded book value of the Texas generating assets exceeds the regulatory book value. As of December 31, 2002, the recorded book value was $649 million in excess of the regulatory book value. This amount declines each year as the recorded book value is

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES depreciated and increases by the amount of capital expenditures. For further discussion of the difference between the regulatory book value and the recorded book value, see Note 4.

 (e) REGULATORY ASSETS AND LIABILITIES

     The Company applies the accounting policies established in SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71) to the accounts of the Electric Transmission & Distribution business segment and the utility operations of the Natural Gas Distribution business segment and to some of the accounts of the Pipelines and Gathering business segment. For information regarding Texas Genco's discontinuance of the application of SFAS No. 71 in 1999 and the effect on its regulatory assets and the Texas electric restructuring law, see Note 4(a).

     The following is a list of regulatory assets/liabilities reflected on the Company's Consolidated Balance Sheets as of December 31, 2001 and 2002:

                                                                DECEMBER 31,
                                                              ----------------
                                                               2001      2002
                                                              -------   ------
                                                               (IN MILLIONS)
Excess cost over market (ECOM) true-up......................  $    --   $  697
Recoverable electric generation related regulatory assets,
  net.......................................................      160      100
Securitized regulatory asset................................      740      706
Regulatory tax asset, net...................................      111      178
Unamortized loss on reacquired debt.........................       62       58
Recoverable electric generation plant mitigation............    1,967    2,051
Excess mitigation liability.................................   (1,126)    (969)
Other long-term assets/liabilities..........................        4       52
                                                              -------   ------
  Total.....................................................  $ 1,918   $2,873
                                                              =======   ======

     If events were to occur that would make the recovery of these assets and liabilities no longer probable, the Company would be required to write off or write down these regulatory assets and liabilities. In addition, the Company would be required to determine any impairment of the carrying costs of plant and inventory assets.

     Through December 31, 2001, the Public Utility Commission of Texas (Texas Utility Commission) provided for the recovery of most of the Company's fuel and purchased power costs from customers through a fixed fuel factor included in electric rates. Included in the above table in recoverable electric generation related regulatory assets, net are $126 million and $66 million of net regulatory assets related to the recovery of fuel costs as of December 31, 2001 and 2002, respectively. For additional information regarding CenterPoint Houston's fuel filings, see Note 4(c).

     Texas Genco sells, through auctions, entitlements to substantially all of its installed electric generation capacity, excluding reserves for planned and forced outages. In September, October and December 2001, and March, July, October and November 2002, Texas Genco conducted auctions as required by the Texas Utility Commission and by the master separation agreement with Reliant Resources.

     The capacity auctions were consummated at market-based prices that are substantially below the estimate of those prices made by the Texas Utility Commission in the spring of 2001. The Texas electric restructuring law provides for the recovery in a "true-up" proceeding in 2004 of any difference between market power prices and the earlier estimates of those prices by the Texas Utility Commission, using the prices received in the auctions required by the Texas Utility Commission as the measure of market prices (ECOM true-up). In 2002, CenterPoint Energy recorded approximately $697 million in non-cash revenue related to the cost recovery of the difference between the market power prices and the Texas Utility Commission's earlier estimates. For additional information regarding the capacity auctions and the related true-up proceeding, see Note 4(a).

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     In 2001, the Company monetized $738 million of regulatory assets in a securitization financing authorized by the Texas Utility Commission pursuant to the Texas electric restructuring law. The securitized regulatory assets are being amortized ratably as transition charges are collected over the life of the outstanding transition bonds. For additional information regarding the securitization financing, see Note 4(a).

     For additional information regarding recoverable impaired plant costs and recoverable electric generation related assets and the related amortization during 2000 and 2001, see Notes 3(g) and 4(a).

 (k) INVESTMENT IN OTHER DEBT AND EQUITY SECURITIES

     In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), the Company reports "available-for-sale" securities at estimated fair value within other long-term assets in the Company's Consolidated Balance Sheets and any unrealized gain or loss, net of tax, as a separate component of shareholders' equity and accumulated other comprehensive income. In accordance with SFAS No. 115, the Company reports "trading" securities at estimated fair value in the Company's Consolidated Balance Sheets, and any unrealized holding gains and losses are recorded as other income (expense) in the Company's Statements of Consolidated Operations.

     As of December 31, 2001 and 2002, the Company held debt and equity securities in its nuclear decommissioning trust, which is reported at its fair value of $169 million and $163 million, respectively, in the Company's Consolidated Balance Sheets in other long-term assets. Any unrealized losses or gains are accounted for as a long-term asset/liability as the Company will not benefit from any gains, and losses will be recovered through the rate-making process.

     As of December 31, 2001 and 2002, the Company held an investment in AOL Time Warner Inc. (AOL TW) common stock (AOL TW Common), which was classified as a "trading" security. For information regarding the Company's investment in AOL TW Common, see Note 7.

(4) REGULATORY MATTERS

 (a) TEXAS ELECTRIC RESTRUCTURING LAW AND DISCONTINUANCE OF SFAS NO. 71 FOR ELECTRIC GENERATION OPERATIONS

     In June 1999, the Texas legislature adopted the Texas electric restructuring law, which substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition. Retail pilot projects allowing competition for up to 5% of each utility's load in all customer classes began in the third quarter of 2001, and retail electric competition for all other customers began in January 2002. In preparation for competition, the Company made significant changes in the electric utility operations it conducts through its former electric utility division, Reliant Energy HL&P (now CenterPoint Houston). In addition, the Texas Utility Commission issued a number of new rules and determinations in implementing the Texas electric restructuring law.

     The Texas electric restructuring law defined the process for competition and created a transition period during which most utility rates were frozen at rates not in excess of their then-current levels. The Texas electric restructuring law provided for utilities to recover their generation related stranded costs and regulatory assets (as defined in the Texas electric restructuring law).

     Unbundling. As of January 1, 2002, electric utilities in Texas such as CenterPoint Houston unbundled their businesses in order to separate power generation, transmission and distribution, and retail activities into different units. Pursuant to the Texas electric restructuring law, the Company submitted a plan in January 2000 that was later amended and updated to accomplish the required separation (the business separation plan). The transmission and distribution business continues to be subject to cost-of-service rate regulation and is responsible for the delivery of electricity to retail customers. The Company transferred the Texas generation facilities that were formerly part of Reliant Energy HL&P (Texas generation business) to Texas Genco in connection with the Restructuring. As a result of these changes, the Company's Texas generation operations

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES are no longer conducted as part of an integrated utility and comprise a new business segment, Electric Generation. Additionally, these operations will not be part of the Company's business if they are acquired in 2004 by Reliant Resources pursuant to an option agreement described below or they are otherwise sold.

     Generation. Power generators began selling electric energy to wholesale purchasers, including retail electric providers, at unregulated prices on January 1, 2002. To facilitate a competitive market, each power generation company affiliated with a transmission and distribution utility is required to sell at auction 15% of the output of its installed generating capacity. The first auction was held in September 2001 for power delivered beginning January 1, 2002. This obligation continues until January 1, 2007 unless before that date the Texas Utility Commission determines that at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial load in the electric utility's service area is being served by retail electric providers other than an affiliated or formerly affiliated retail electric provider. Texas Genco plans to auction all of its remaining capacity (less approximately 10% withheld to provide for unforeseen outages) during the time period prior to Reliant Resources' exercise of the Texas Genco Option discussed below. Pursuant to the business separation plan, Reliant Resources is entitled to purchase, at prices established in these auctions, 50% (but no less than 50%) of the remaining capacity, energy and ancillary services auctioned by Texas Genco. Sales to Reliant Resources represented approximately 66% of Texas Genco's total revenues in 2002.

     Transmission and Distribution Rates. All retail electric providers in CenterPoint Houston's service area pay the same rates and other charges for transmission and distribution services.

     CenterPoint Houston's distribution rates charged to retail electric providers are generally based on amounts of energy delivered. Transmission rates charged to other distribution companies are based on amounts of energy transmitted under "postage stamp" rates that do not vary with the distance the energy is being transmitted. All distribution companies in ERCOT pay CenterPoint Houston the same rates and other charges for transmission services. The transmission and distribution rates for CenterPoint Houston have been in effect since January 1, 2002, when electric competition began. This regulated delivery charge includes the transmission and distribution rate (which includes costs for nuclear decommissioning and municipal franchise fees), a system benefit fund fee imposed by the Texas electric restructuring law, a transition charge associated with securitization of regulatory assets and an excess mitigation credit imposed by the Texas Utility Commission.

     Stranded Costs. CenterPoint Houston will be entitled to recover its stranded costs (the excess of net regulatory book value of generation assets (as defined by the Texas electric restructuring law) over the market value of those assets) and its regulatory assets related to generation. The Texas electric restructuring law prescribes specific methods for determining the amount of stranded costs and the details for their recovery. During the transition period to deregulation (the Transition Period), which included 1998 and the first six months of 1999, and extending through the base rate freeze period from July 1999 through 2001, the Texas electric restructuring law provided that earnings above a stated overall annual rate of return on invested capital be used to recover the Company's investment in generation assets (Accelerated Depreciation). In addition, during the Transition Period, the redirection of depreciation expense to generation assets that CenterPoint Houston would otherwise apply to transmission, distribution and general plant assets was permitted for regulatory purposes (Redirected Depreciation). Please read the discussion of the accounting treatment for depreciation for financial reporting purposes below under "-- Accounting." The Company cannot predict the amount, if any, of these costs that may not be recovered.

     In accordance with the Texas electric restructuring law, beginning on January 1, 2002, and ending December 31, 2003, any difference between market power prices received in the generation capacity auctions mandated by the Texas electric restructuring law and the Texas Utility Commission's earlier estimates of those prices will be included in the 2004 stranded cost true-up proceeding, as further discussed below. This component of the true-up is intended to ensure that neither the customers nor the Company is disadvantaged economically as a result of the two-year transition period by providing this pricing structure.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     On October 24, 2001, CenterPoint Energy Transition Bond Company, LLC (Bond Company), a Delaware limited liability company and direct wholly owned subsidiary of CenterPoint Houston, issued $749 million aggregate principal amount of its Series 2001-1 Transition Bonds pursuant to a financing order of the Texas Utility Commission. Classes of the bonds have final maturity dates of September 15, 2007, September 15, 2009, September 15, 2011 and September 15, 2015, and bear interest at rates of 3.84%, 4.76%, 5.16% and 5.63%, respectively. Scheduled payments on the bonds are from 2002 through 2013. Net proceeds to the Bond Company from the issuance were $738 million. The Bond Company paid CenterPoint Houston $738 million for the transition property. Proceeds were used for general corporate purposes, including the repayment of indebtedness.

     The Transition Bonds are secured primarily by the "transition property," which includes the irrevocable right to recover, through non-bypassable transition charges payable by certain retail electric customers, the qualified costs of CenterPoint Houston authorized by the financing order. The holders of the Bond Company's bonds have no recourse to any assets or revenues of CenterPoint Houston, and the creditors of CenterPoint Houston have no recourse to any assets or revenues (including, without limitation, the transition charges) of the Bond Company. CenterPoint Houston has no payment obligations with respect to the Transition Bonds except to remit collections of transition charges as set forth in a servicing agreement between CenterPoint Houston and the Bond Company and in an intercreditor agreement among CenterPoint Houston, the Bond Company and other parties.

     The non-bypassable transition charges are required by the financing order to be trued-up annually, effective November 1, for the term of the transition charge. CenterPoint Houston filed an annual true-up with the Texas Utility Commission on August 2, 2002 for transition charges that became effective November 1, 2002.

     Costs associated with nuclear decommissioning will continue to be subject to cost-of-service rate regulation and are included in a charge to transmission and distribution customers. For further discussion of the effect of the business separation plan on funding of the nuclear decommissioning trust fund, see Note 4(b).

     True-Up Proceeding. The Texas electric restructuring law and current Texas Utility Commission implementation guidance provide for a true-up proceeding to be initiated in or after January 2004. The purpose of the true-up proceeding is to quantify and reconcile the amount of stranded costs, the capacity auction true-up, unreconciled fuel costs (see Note 3(e)), and other regulatory assets associated with CenterPoint Houston's former electric generating operations that were not previously securitized through the Transition Bonds. The 2004 true-up proceeding will result in either additional charges being assessed on or credits being issued to certain retail electric customers. The Company appealed the Texas Utility Commission's true-up rule on the basis that there are no negative stranded costs, that the Company should be allowed to collect interest on stranded costs, and that the premium on the partial stock valuation applies to only the equity of Texas Genco, not equity plus debt. The Texas court of appeals issued a decision on February 6, 2003 upholding the rule in part and reversing in part. The court ruled that there are no negative stranded costs and that the premium on the partial stock valuation applies only to equity. The court upheld the Texas Utility Commission's rule that interest on stranded costs begins upon the date of the final true-up order. On February 21, 2003, the Company filed a motion for rehearing on the issue that interest on amounts determined in the true-up proceeding should accrue from an earlier date . The Company has not accrued interest in its consolidated financial statements, but estimates that interest could be material. If the court of appeals denies the Company's motion, then the Company will have 45 days to appeal to the Texas Supreme Court. The Company has not decided what action, if any, it will take if the motion for rehearing is denied.

     Accounting. Historically, the Company has applied the accounting policies established in SFAS No. 71. Effective June 30, 1999, the Company applied SFAS No. 101 to Texas Genco.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     In 1999, the Company evaluated the effects that the Texas electric restructuring law would have on the recovery of its generation related regulatory assets and liabilities. The Company determined that a pre-tax accounting loss of $282 million existed because it believes only the economic value of its generation related regulatory assets (as defined by the Texas electric restructuring law) will be recoverable. Therefore, the Company recorded a $183 million after-tax extraordinary loss in the fourth quarter of 1999. Pursuant to EITF Issue No. 97-4 "Deregulation of the Pricing of
Electricity -- Issues Related to the Application of FASB Statements No. 71 and No. 101" (EITF No. 97-4), the remaining recoverable regulatory assets are now associated with the transmission and distribution portion of the Company's electric utility business. For details regarding the Company's regulatory assets, see Note 3(e).

     At June 30, 1999, the Company performed an impairment test of its previously regulated electric generation assets pursuant to SFAS No. 121 on a plant specific basis. Under SFAS No. 121, an asset is considered impaired, and should be written down to fair value, if the future undiscounted net cash flows expected to be generated by the use of the asset are insufficient to recover the carrying amount of the asset. For assets that are impaired pursuant to SFAS No. 121, the Company determined the fair value for each generating plant by estimating the net present value of future cash flows over the estimated life of each plant. The difference between fair value and net book value was recorded as a reduction in the current book value. The Company determined that $797 million of electric generation assets were impaired in 1999. Of this amount, $745 million related to the South Texas Project and $52 million related to two gas-fired generation plants. The Texas electric restructuring law provides for recovery of this impairment through regulated cash flows during the transition period and through charges to transmission and distribution customers. As such, a regulatory asset was recorded for an amount equal to the impairment loss and was included on the Company's Consolidated Balance Sheets as a regulatory asset. The Company recorded amortization expense related to the recoverable impaired plant costs and other assets created from discontinuing SFAS No. 71 of $221 million during the six months ended December 31, 1999, $329 million in 2000 and $247 million in 2001.

     The impairment analysis requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the plants. The resulting impairment loss is highly dependent on these underlying assumptions. In addition, after January 10, 2004, CenterPoint Houston must finalize and reconcile stranded costs (as defined by the Texas electric restructuring law) in a filing with the Texas Utility Commission. Any positive difference between the regulatory net book value and the fair market value of the generation assets (as defined by the Texas electric restructuring law) will be collected through future charges. Any overmitigation of stranded costs may be refunded by a reduction in future charges. This final reconciliation allows alternative methods of third party valuation of the fair market value of these assets, including outright sale, stock valuations and asset exchanges.

     In order to reduce potential exposure to stranded costs related to generation assets, CenterPoint Houston recognized Redirected Depreciation of $195 million and $99 million in 1998 and for the six months ended June 30, 1999, respectively, for regulatory and financial reporting purposes. This redirection was in accordance with the Company's Transition Plan. Subsequent to June 30, 1999, Redirected Depreciation expense could no longer be recorded by the Company's electric generation business for financial reporting purposes as these operations are no longer accounted for under SFAS No. 71. During the six months ended December 31, 1999 and during 2000 and 2001, $99 million, $218 million and $230 million in depreciation expense, respectively, was redirected from transmission and distribution for regulatory and financial reporting purposes and was established as an embedded regulatory asset included in transmission and distribution related plant and equipment balances. As of December 31, 2001, the cumulative amount of Redirected Depreciation for regulatory purposes was $841 million, prior to the effects of the October 3, 2001 order discussed below.

     Additionally, as allowed by the Texas Utility Commission, in an effort to further reduce potential exposure to stranded costs related to generation assets, CenterPoint Houston recorded Accelerated Depreciation of $194 million and $104 million in 1998 and for the six months ended June 30, 1999, respectively, for regulatory and financial reporting purposes. Accelerated Depreciation expense was recorded in accordance

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES with the Company's Transition Plan during this period. Subsequent to June 30, 1999, Accelerated Depreciation expense could no longer be recorded by the Company's electric generation business for financial reporting purposes, as these operations are no longer accounted for under SFAS No. 71. During the six months ended December 31, 1999 and during 2000 and 2001, $179 million, $385 million and $264 million, respectively, of Accelerated Depreciation was recorded for regulatory reporting purposes, reducing the regulatory book value of the Company's electric generation assets.

     The Texas Utility Commission issued a final order on October 3, 2001 (October 3, 2001 Order) that established the transmission and distribution utility rates that became effective in January 2002. In this Order, the Texas Utility Commission found that CenterPoint Houston had overmitigated its stranded costs by redirecting transmission and distribution depreciation and by accelerating depreciation of generation assets as provided under the Transition Plan and Texas electric restructuring law. As a result of the October 3, 2001 Order, CenterPoint Houston was required to reverse the $841 million embedded regulatory asset related to Redirected Depreciation, thereby reducing the net book value of transmission and distribution assets. CenterPoint Houston was required to record a regulatory liability of $1.1 billion related to Accelerated Depreciation. The October 3, 2001 Order requires this amount to be refunded through excess mitigation credits to certain retail electric customers during a seven-year period which began in January 2002.

     As of December 31, 2002, in contemplation of the 2004 true-up proceeding, CenterPoint Houston has recorded a regulatory asset of $2.0 billion representing the estimated future recovery of previously incurred stranded costs, which includes $1.1 billion of previously recorded Accelerated Depreciation plus Redirected Depreciation, both reversed in 2001. Offsetting this regulatory asset is a $969 million regulatory liability to refund the excess mitigation to ratepayers. This estimated recovery is based upon current projections of the market value of the Company's Texas generation assets to be covered by the 2004 true-up proceeding calculations. The regulatory liability reflects a current refund obligation arising from prior mitigation of stranded costs deemed excessive by the Texas Utility Commission. CenterPoint Houston began refunding excess mitigation credits with January 2002 bills. These credits are to be refunded over a seven-year period. Because accounting principles generally accepted in the United States of America require CenterPoint Houston to estimate fair market values in advance of the final reconciliation, the financial impacts of the Texas electric restructuring law with respect to the final determination of stranded costs in the 2004 true-up proceeding are subject to material changes. Factors affecting such changes may include estimation risk, uncertainty of future energy and commodity prices and the economic lives of the plants. If events were to occur that made the recovery of some of the remaining generation related regulatory assets no longer probable, the Company would write off the unrecoverable balance of such assets as a charge against earnings.

 (b) AGREEMENTS RELATED TO TEXAS GENERATING ASSETS

     Pursuant to the business separation plan, on January 6, 2003, the Company distributed approximately 19% of Texas Genco's 80 million outstanding shares of common stock to its shareholders in order to establish a public market value for shares of that stock which will be used in 2004 to calculate how much CenterPoint Houston will be able to recover as stranded costs. Reliant Resources has an option to purchase the Company's remaining 81% interest in Texas Genco (Texas Genco Option). The Texas Genco Option may be exercised between January 10, 2004 and January 24, 2004. The per share exercise price under the option will be the average daily closing price on the applicable national exchange for publicly held shares of common stock of Texas Genco for the 30 consecutive trading days with the highest average closing price during the 120 trading days immediately preceding January 10, 2004, plus a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the Texas Utility Commission relating to the market value of Texas Genco's common stock equity. The exercise price is also subject to adjustment based on the difference between the cash dividends paid during the period there is a public ownership interest in Texas Genco and Texas Genco's earnings during that period. Reliant Resources has agreed that if it exercises the Texas Genco Option and purchases the shares of Texas Genco common stock, Reliant Resources

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES will also purchase all notes and other receivables from Texas Genco then held by CenterPoint Energy, at their principal amount plus accrued interest. Similarly, if Texas Genco holds notes or receivables from the Company, Reliant Resources will assume those obligations in exchange for a payment to Reliant Resources by the Company of an amount equal to the principal plus accrued interest. Exercise of the Texas Genco Option by Reliant Resources will be subject to various regulatory approvals, including Hart-Scott-Rodino antitrust clearance and United States Nuclear Regulatory Commission (NRC) license transfer approval.

     Texas Genco is the beneficiary of the decommissioning trust that has been established to provide funding for decontamination and decommissioning of a nuclear electric generation station in which Texas Genco owns a 30.8% interest (see Note 6). CenterPoint Houston collects through rates or other authorized charges to its electric utility customers amounts designated for funding the decommissioning trust, and pays the amounts to Texas Genco. Texas Genco in turn deposits these amounts into the decommissioning trust. Upon decommissioning of the facility, in the event funds from the trust are inadequate, CenterPoint Houston or its successor will be required to collect through rates or other authorized charges to customers as contemplated by the Texas Utilities Code all additional amounts required to fund Texas Genco's obligations relating to the decommissioning of the facility. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trust, the excess will be refunded to the ratepayers of CenterPoint Houston or its successor.

 (c) CENTERPOINT HOUSTON REGULATORY FILINGS

     CenterPoint Houston and Texas Genco filed their joint application to reconcile fuel revenues and expenses with the Texas Utility Commission on July 1, 2002. This final fuel reconciliation filing covers reconcilable fuel revenue, fuel expense and interest of approximately $8.5 billion incurred from August 1, 1997 through January 30, 2002. Also included in this amount is an under-recovery of $94 million, which was the balance at July 31, 1997 as approved in CenterPoint Houston's last fuel reconciliation. On January 28, 2003, a settlement agreement was reached under which it was agreed that certain items totaling $24 million were written off during the fourth quarter of 2002 and items totaling $203 million will be carried forward for resolution by the Texas Utility Commission in late 2003 or early 2004.

 (d) ARKLA RATE CASE

     In November 2001, CenterPoint Energy Arkla (Arkla) filed a rate request in Arkansas seeking rates to yield approximately $47 million in additional annual gross revenue. In August 2002, a settlement was approved by the Arkansas Public Service Commission (APSC) that is expected to result in an increase in base rates of approximately $32 million annually. In addition, the APSC approved a gas main replacement surcharge that is expected to provide $2 million of additional gross revenue in 2003 and additional amounts in subsequent years. The new rates included in the final settlement were effective with all bills rendered on and after September 21, 2002.

 (e) OKLAHOMA RATE CASE

     In May 2002, Arkla filed a request in Oklahoma to increase its base rates by $13.7 million annually. In December 2002, a settlement was approved by the Oklahoma Corporation Commission that is expected to result in an increase in base rates of approximately $7.3 million annually. The new rates included in the final settlement were effective with all bills rendered on and after December 29, 2002.

(5) DERIVATIVE INSTRUMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative instrument as

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES hedging (a) the exposure to changes in the fair value of an asset or liability (Fair Value Hedge) or (b) the exposure to variability in expected future cash flows (Cash Flow Hedge) or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs.

     Adoption of SFAS No. 133 on January 1, 2001 resulted in an after-tax increase in net income of $59 million and a cumulative after-tax increase in accumulated other comprehensive income of $38 million. The adoption also increased current assets, long-term assets, current liabilities and long-term liabilities by approximately $88 million, $5 million, $53 million and $2 million, respectively, in the Company's Consolidated Balance Sheet.

     The Company is exposed to various market risks. These risks arise from transactions entered into in the normal course of business. The Company utilizes derivative financial instruments such as physical forward contracts, swaps and options (Energy Derivatives) to mitigate the impact of changes and cash flows of its natural gas businesses on its operating results and cash flows.

 (a) NON-TRADING ACTIVITIES.

     Cash Flow Hedges. To reduce the risk from market fluctuations associated with purchased gas costs, the Company enters into energy derivatives in order to hedge certain expected purchases and sales of natural gas (non-trading energy derivatives). The Company applies hedge accounting for its non-trading energy derivatives utilized in non-trading activities only if there is a high correlation between price movements in the derivative and the item designated as being hedged. The Company analyzes its physical transaction portfolio to determine its net exposure by delivery location and delivery period. Because the Company's physical transactions with similar delivery locations and periods are highly correlated and share similar risk exposures, the Company facilitates hedging for customers by aggregating physical transactions and subsequently entering into non-trading energy derivatives to mitigate exposures created by the physical positions.

     During 2002, no hedge ineffectiveness was recognized in earnings from derivatives that are designated and qualify as Cash Flow Hedges. No component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, the Company realizes in net income the deferred gains and losses recognized in accumulated other comprehensive loss. During the year ended December 31, 2002, there was a $0.9 million deferred loss recognized in earnings as a result of the discontinuance of cash flow hedges because it was no longer probable that the forecasted transaction would occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive loss is reclassified and included in the Company's Statements of Consolidated Operations under the caption "Natural Gas and Purchased Power." Cash flows resulting from these transactions in non-trading energy derivatives are included in the Statements of Consolidated Cash Flows in the same category as the item being hedged. As of December 31, 2002, the Company expects $1 million in accumulated other comprehensive loss to be reclassified into net income during the next twelve months.

     The maximum length of time the Company is hedging its exposure to the variability in future cash flows for forecasted transactions on existing financial instruments is primarily two years with a limited amount of exposure up to five years. The Company's policy is not to exceed five years in hedging its exposure.

     Interest Rate Swaps. As of December 31, 2002, the Company had outstanding interest rate swaps with an aggregate notional amount of $750 million to fix the interest rate applicable to floating rate short-term debt. These swaps do not qualify as cash flow hedges under SFAS No. 133, and are marked to market in the Company's Consolidated Balance Sheets with changes reflected in interest expense in the Statements of Consolidated Operations. During the year ended December 31, 2002, the Company settled its forward-starting interest rate swaps having an aggregate notional amount of $1.5 billion at a cost of $156 million. The Company has designated and accounted for the forward-interest rate swaps as a cash flow hedge of the Company's

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES exposure to variability in future interest payments on fixed rate debt the Company anticipates issuing. Accordingly, the Company recorded the $156 million cost in other comprehensive income, which will be amortized into interest expense in the same period during which the forecasted interest payments affect earnings. The Company assesses and measures the hedging relationship on a quarterly basis by comparing the critical terms of the forward starting interest rate swaps with the expected terms of the forecasted debt issuance as well as evaluating the probability of the underlying interest payments occurring. The Company reclassified approximately $36 million in 2002 as a result of interest payments it believes are no longer probable of occurring for certain periods.

  (b) CREDIT RISKS.

     In addition to the risk associated with price movements, credit risk is also inherent in the Company's non-trading derivative activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following table shows the composition of the non-trading derivative assets of the Company as of December 31, 2001 and 2002:

                                                        DECEMBER 31, 2001       DECEMBER 31, 2002
                                                       -------------------   -----------------------
                                                       INVESTMENT            INVESTMENT
NON-TRADING DERIVATIVE ASSETS                          GRADE(1)(2)   TOTAL   GRADE(1)(2)   TOTAL (3)
-----------------------------                          -----------   -----   -----------   ---------
                                                                       (IN MILLIONS)
Energy marketers.....................................      $ 9        $ 9        $ 7          $22
Financial institutions...............................       --         --          9            9
                                                           ---        ---        ---          ---
  Total..............................................      $ 9        $ 9        $16          $31
                                                           ===        ===        ===          ===

---------------

(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (such as parent company guarantees) and collateral, which encompass cash and standby letters of credit.

(2) For unrated counterparties, the Company performs financial statement analysis, considering contractual rights and restrictions and collateral, to create a synthetic credit rating.

(3) The $22 million non-trading derivative asset includes a $15 million asset due to trades with Reliant Energy Services, Inc. (Reliant Energy Services) an affiliate until the date of the Reliant Resources Distribution. As of December 31, 2002, Reliant Energy Services did not have an Investment Grade rating.

  (c) GENERAL POLICY.

     The Company has established a Risk Oversight Committee comprised of corporate and business segment officers that oversees all commodity price and credit risk activities, including the Company's trading, marketing, risk management services and hedging activities. The committee's duties are to establish the Company's commodity risk policies, allocate risk capital within limits established by the Company's board of directors, approve trading of new products and commodities, monitor risk positions and ensure compliance with the Company's risk management policies and procedures and trading limits established by the Company's board of directors.

     The Company's policies prohibit the use of leveraged financial instruments. A leveraged financial instrument, for this purpose, is a transaction involving a derivative whose financial impact will be based on an amount other than the notional amount or volume of the instrument.

(7) INDEXED DEBT SECURITIES (ACES AND ZENS) AND AOL TIME WARNER SECURITIES

  (a) ORIGINAL INVESTMENT IN TIME WARNER SECURITIES

     In 1995, the Company sold a cable television subsidiary to Time Warner Inc.(TW) and received TW convertible preferred stock (TW Preferred) as consideration. On July 6, 1999, the Company converted its

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

11 million shares of TW Preferred into 45.8 million shares of Time Warner common stock (TW Common). Prior to the conversion, the Company's investment in the TW Preferred was accounted for under the cost method at a value of $990 million in the Company's Consolidated Balance Sheets. The TW Preferred which was redeemable after July 6, 2000, had an aggregate liquidation preference of $100 per share (plus accrued and unpaid dividends), was entitled to annual dividends of $3.75 per share until July 6, 1999 and was convertible by the Company. Effective on the conversion date, the shares of TW Common were classified as trading securities under SFAS No. 115 and an unrealized gain was recorded in the amount of $2.4 billion ($1.5 billion after-tax) to reflect the cumulative appreciation in the fair value of the Company's investment in Time Warner securities. Unrealized gains and losses resulting from changes in the market value of the TW Common (now AOL TW Common) are recorded in the Company's Statements of Consolidated Operations.

  (b) ACES

     In July 1997, in order to monetize a portion of the cash value of its investment in TW Preferred, the Company issued 22.9 million of its unsecured 7% Automatic Common Exchange Securities (ACES) having an original principal amount of $1.052 billion and maturing July 1, 2000. The market value of ACES was indexed to the market value of TW Common. On the July 1, 2000 maturity date, the Company tendered 37.9 million shares of TW Common to fully settle its obligations in connection with its unsecured 7% ACES having a value of $2.9 billion.

  (c) ZENS

     On September 21, 1999, the Company issued approximately 17.2 million of its 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (ZENS) having an original principal amount of $1.0 billion. The principal amount per ZENS will increase each quarter to the extent that the sum of the quarterly cash dividends and the interest paid during a quarter on the reference shares attributable to one ZENS is less than $.045, so that the annual yield to investors is not less than 2.309%. At December 31, 2002, 14.4 million ZENS were outstanding. At maturity the holders of the ZENS will receive in cash the higher of the original principal amount of the ZENS (subject to adjustment as discussed above) or an amount based on the then-current market value of AOL TW Common, or other securities distributed with respect to AOL TW Common (1.5 shares of AOL TW Common and such other securities, if any, are referred to as reference shares). Each ZENS has a principal amount of $58.25, and is exchangeable at any time at the option of the holder for cash equal to 95% (100% in some cases) of the market value of the reference shares attributable to one ZENS. The Company pays interest on each ZENS at an annual rate of 2% plus the amount of any quarterly cash dividends paid in respect of the quarterly interest period on the reference shares attributable to each ZENS. Subject to some conditions, the Company has the right to defer interest payments from time to time on the ZENS for up to 20 consecutive quarterly periods. As of December 31, 2002, no interest payments on the ZENS had been deferred.

     In 2002, holders of approximately 16% of the 17.2 million ZENS originally issued exercised their right to exchange their ZENS for cash, resulting in aggregate cash payments by CenterPoint Energy of approximately $45 million.

     A subsidiary of the Company owns shares of AOL TW Common and elected to liquidate a portion of such holdings to facilitate the Company's making the cash payments for the ZENS exchanged in 2002. In connection with the exchanges in 2002, the Company received net proceeds of approximately $43 million from the liquidation of approximately 4.1 million shares of AOL TW Common at an average price of $10.56 per share. The Company now holds 21.6 million shares of AOL TW Common which are classified as trading securities under SFAS No. 115 and are expected to be held to facilitate the Company's ability to meet its obligation under the ZENS.

     Prior to January 1, 2001, an increase in the market value per share of TW Common above $58.25 (subject to some adjustments) resulted in an increase in the Company's liability for the ZENS. However, as

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES the market value per share of TW Common declined below $58.25 (subject to some adjustments), the liability for the ZENS did not decline below the original principal amount. Upon adoption of SFAS No. 133 effective January 1, 2001, the ZENS obligation was bifurcated into a debt component and a derivative component (the holder's option to receive the appreciated value of AOL TW Common at maturity). The derivative component was valued at fair value and determined the initial carrying value assigned to the debt component ($121 million) as the difference between the original principal amount of the ZENS ($1.0 billion) and the fair value of the derivative component at issuance ($879 million). Effective January 1, 2001 the debt component was recorded at its accreted amount of $122 million and the derivative component was recorded at its fair value of $788 million, as a current liability, resulting in a transition adjustment pre-tax gain of $90 million ($59 million net of tax). The transition adjustment gain was reported in the first quarter of 2001 as the effect of a change in accounting principle. Subsequently, the debt component accretes through interest charges at 17.5% annually up to the minimum amount payable upon maturity of the ZENS in 2029 (approximately $915 million) which reflects exchanges and adjustments to maintain a 2.309% annual yield, as discussed above. Changes in the fair value of the derivative component are recorded in the Company's Statements of Consolidated Operations. During 2001 and 2002, the Company recorded a loss of $70 million and $500 million, respectively, on the Company's investment in AOL TW Common. During 2001 and 2002, the Company recorded a gain of $58 million and $480 million, respectively, associated with the fair value of the derivative component of the ZENS obligation. Changes in the fair value of the AOL TW Common held by the Company are expected to substantially offset changes in the fair value of the derivative component of the ZENS.

     The following table sets forth summarized financial information regarding the Company's investment in AOL TW securities and the Company's ACES and ZENS obligations (in millions).

                                                                              DEBT      DERIVATIVE
                                                       AOL TW               COMPONENT   COMPONENT
                                                     INVESTMENT    ACES      OF ZENS     OF ZENS
                                                     ----------   -------   ---------   ----------
Balance at December 31, 1999.......................   $ 3,979     $ 2,738    $1,241       $  --
Loss (gain) on indexed debt securities.............        --         139      (241)         --
Loss on TW Common..................................      (205)         --        --          --
Settlement of ACES.................................    (2,877)     (2,877)       --          --
                                                      -------     -------    ------       -----
Balance at December 31, 2000.......................       897          --     1,000          --
Transition adjustment from adoption of SFAS No.
  133..............................................        --          --       (90)         --
Bifurcation of ZENS obligation.....................        --          --      (788)        788
Accretion of debt component of ZENS................        --          --         1          --
Gain on indexed debt securities....................        --          --        --         (58)
Loss on AOL TW Common..............................       (70)         --        --          --
                                                      -------     -------    ------       -----
Balance at December 31, 2001.......................       827          --       123         730
Accretion of debt component of ZENS................        --          --         1          --
Gain on indexed debt securities....................        --          --        --        (480)
Loss on AOL TW Common..............................      (500)         --        --          --
Liquidation of AOL TW Common.......................       (43)         --        --          --
Liquidation of ZENS, net of gain...................        --          --       (20)        (25)
                                                      -------     -------    ------       -----
Balance at December 31, 2002.......................   $   284     $    --    $  104       $ 225
                                                      =======     =======    ======       =====

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

(9) LONG-TERM DEBT AND SHORT-TERM BORROWINGS

  (b) LONG-TERM DEBT

     On February 28, 2003, the Company reached agreement with a syndicate of banks on a second amendment to its $3.85 billion bank facility (the "Second Amendment"). Under the Second Amendment, the maturity date of the bank facility was extended from October 2003 to June 30, 2005, and the $1.2 billion in mandatory prepayments that would have been required this year (including $600 million due on February 28, 2003) were eliminated. The facility consists of a $2.35 billion term loan and a $1.5 billion revolver. Borrowings bear interest based on LIBOR rates under a pricing grid tied to the Company's credit rating. At our current credit ratings, the pricing for loans remains the same. The drawn cost for the facility at our current ratings is LIBOR plus 450 basis points. The Company has agreed to pay the banks an extension fee of 75 basis points on the amounts outstanding under the bank facility on October 9, 2003. The Company also paid $41 million in fees that were due on February 28, 2003, along with $20 million in fees that had been due on June 30, 2003.

     In addition, the interest rates will be increased by 25 basis points beginning May 28, 2003 if the Company does not grant the banks a security interest in our 81% stock ownership of Texas Genco. Granting the security interest in the stock of Texas Genco requires approval from the Securities and Exchange Commission (SEC) under the 1935 Act, which is currently being sought. That security interest would be released when the Company sells Texas Genco, which is expected to occur in 2004. Proceeds from the sale will be used to reduce the bank facility.

     Also under the Second Amendment, on or before May 28, 2003, the Company expects to grant to the banks warrants to purchase up to 10%, on a fully diluted basis, of our common stock at a price equal to the greater of $6.56 per share or 110% of the closing price on the New York Stock Exchange on the date the warrants are issued. The warrants would not be exercisable for a year after issuance but would remain outstanding for four years; provided, that if the Company reduces the bank facility during 2003 by specified amounts, the warrants will be extinguished. To the extent that the Company reduces the bank facility by up to $400 million on or before May 28, 2003, up to half of the warrants will be extinguished on a basis proportionate to the reduction in the credit facility. To the extent such warrants are not extinguished on or before May 28, 2003, they will vest and become exercisable in accordance with their terms. Whether or not the Company is able to extinguish warrants on or before May 28, 2003, the remaining 50% of the warrants will be extinguished, again on a proportionate basis, if the Company reduces the bank facility by up to $400 million by the end of 2003. The Company plans to eliminate the warrants entirely before they vest by accessing the capital markets to fund the total payments of $800 million during 2003; however, because of current financial market conditions and uncertainties regarding such conditions over the balance of the year, there can be no assurance that the Company will be able to extinguish the warrants or to do so on favorable terms.

     The warrants and the underlying common stock would be registered with the SEC and could be exercised either through the payment of the purchase price or on a "cashless" basis under which the Company would issue a number of shares equal to the difference between the then-current market price and the warrant exercise price. Issuance of the warrants is also subject to obtaining SEC approval under the 1935 Act, which is currently being sought. If that approval is not obtained on or before May 28, 2003, the Company will provide the banks equivalent cash compensation over the term that its warrants would have been exercisable to the extent they are not otherwise extinguished.

     In the Second Amendment, the Company also agreed that its quarterly common stock dividend will not exceed $0.10 per share. If the Company has not reduced the bank facility by a total of at least $400 million by the end of 2003, of which at least $200 million has come from the issuance of capital stock or securities linked to capital stock (such as convertible debt), the maximum dividend payable during 2004 and for the balance of the term of the facility is subject to an additional test. Under that test the maximum permitted quarterly dividend will be the lesser of (i) $0.10 per share or (ii) 12.5% of the Company's net income per share for the 12 months ended on the last day of the previous quarter.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     The Second Amendment provides that proceeds from capital stock or indebtedness issued or incurred by the Company must be applied (subject to a $200 million basket for CERC and another $250 million basket for borrowings by the Company and other limited exceptions) to repay bank loans and reduce the bank facility. Similarly, cash proceeds from the sale of assets of more than $30 million or, if less, a group of sales aggregating more than $100 million, must be applied to repay bank loans and reduce the bank facility, except that proceeds of up to $120 million can be reinvested in the Company's businesses.

     On November 12, 2002, CenterPoint Houston entered into a $1.3 billion collateralized term loan maturing November 2005. The interest rate on the loan is LIBOR plus 9.75%, subject to a minimum rate of 12.75%. The loan is secured by CenterPoint Houston's general mortgage bonds. Proceeds from the loan were used to (1) repay CenterPoint Houston's $850 million term loan, (2) pay costs of issuance, (3) repay $300 million of debt that matured on November 15, 2002 and
(4) to purchase $100 million of pollution control bonds on December 1, 2002. The loan agreement contains various business and financial covenants including a covenant restricting CenterPoint Houston's debt, excluding transition bonds, as a percent of its total capitalization to 68%. The loan agreement also limits incremental secured debt that may be issued by CenterPoint Houston to $300 million.

     Maturities. The Company's maturities of long-term debt and sinking fund requirements, excluding the ZENS obligation, are $706 million in 2003 (of which $500 million may be remarketed by an option holder to a maturity of 2013), $47 million in 2004, $5.6 billion in 2005, $210 million in 2006 and $68 million in 2007. The 2003 and 2004 amounts are net of sinking fund payments that can be satisfied with bonds that had been acquired and retired as of December 31, 2002.

     Liens. CenterPoint Houston's assets are subject to liens securing approximately $1.2 billion of first mortgage bonds. Sinking or improvement fund and replacement fund requirements on the first mortgage bonds may be satisfied by certification of property additions. Sinking fund and replacement fund requirements for 2000, 2001 and 2002 have been satisfied by certification of property additions. The replacement fund requirement to be satisfied in 2003 is approximately $347 million, and the sinking fund requirement to be satisfied in 2003 is approximately $15 million. The Company expects CenterPoint Houston to meet these 2003 obligations by certification of property additions. CenterPoint Houston's assets are subject to liens securing approximately $1.8 billion of general mortgage bonds which are junior to the liens of the first mortgage bonds.

     Securitization. For a discussion of the securitization financing completed in October 2001, see Note 4(a).

     Purchase of Pollution Control Bonds. In the fourth quarter of 2002, the Company purchased $175 million of pollution control bonds issued on its behalf. The Company expects to remarket the bonds during the first half of 2003.

     Purchase of Convertible Debentures. At December 31, 2001 and 2002, CERC Corp. had issued and outstanding $86 million and $79 million, respectively, aggregate principal amount ($82 million and $76 million, respectively, carrying amount) of its 6% Convertible Subordinated Debentures due 2012 (Subordinated Debentures). The holders of the Subordinated Debentures receive interest quarterly and, prior to the Restructuring, had the right at any time on or before the maturity date thereof to convert each $50 principal amount of Subordinated Debentures into 0.65 shares of Reliant Energy common stock and $14.24 in cash. After the Restructuring, but prior to the Reliant Resources Distribution, each $50 principal amount of Subordinated Debentures was convertible into 0.65 shares of CenterPoint Energy common stock and $14.24 in

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES cash. The Reliant Resources Distribution and the Texas Genco stock distribution changed the conversion rights for each $50 principal amount of Subordinated Debentures as follows:

                                                                           SHARES OF
                                                                       CENTERPOINT ENERGY
DATE                                         EVENT             CASH       COMMON STOCK
-----------------------------------  ----------------------   ------   ------------------
October 1, 2002....................  Distribution of          $14.24          1.02
                                     Reliant
                                     Resources common stock
December 21, 2002..................  Distribution of Texas    $14.24          1.11
                                     Genco common stock

     During 2002, CERC Corp. purchased $6.6 million aggregate principal amount of its Subordinated Debentures.

     TERM Notes. CERC Corp.'s $500 million aggregate principal amount of 6 3/8% Term Enhanced ReMarketable Securities (TERM Notes) provide an investment bank with a call option, that gives it the right to have the TERM Notes tendered to it by the holders on November 1, 2003 and then remarketed if it chooses to exercise the option. The TERM Notes are unsecured obligations of CERC Corp. that bear interest at an annual rate of 6 3/8% through November 1, 2003. On November 1, 2003, the holders of the TERM Notes are required to tender their notes at 100% of their principal amount. The portion of the proceeds attributable to the call option premium will be amortized over the stated term of the securities. If the option is not exercised by the investment bank, CERC Corp. will repurchase the TERM Notes at 100% of their principal amount on November 1, 2003. If the option is exercised, the TERM Notes will be remarketed on a date, selected by CERC Corp., within the 52-week period beginning November 1, 2003. CERC Corp. may elect into this 52-week remarketing window only if its senior unsecured debt securities are rated at least Baa3 by Moody's Investors Service, Inc. and BBB-by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies (unless the investment banker waives that requirement). During this period and prior to remarketing, the TERM Notes will bear interest at rates, adjusted weekly, based on an index selected by CERC Corp. CERC Corp. may elect to redeem the TERM Notes in whole, but not in part, from the investment bank prior to remarketing. If the TERM Notes are remarketed, the final maturity date of the TERM Notes will be November 1, 2013, subject to adjustment, and the effective interest rate on the remarketed TERM Notes will be 5.66% plus CERC Corp.'s applicable credit spread at the time of such remarketing.

     Transportation Agreement. A subsidiary of CERC Corp. had an agreement (ANR Agreement) with ANR Pipeline Company (ANR) that contemplated that this subsidiary would transfer to ANR an interest in some of CERC Corp.'s pipeline and related assets. In 2001, this subsidiary was transferred to Reliant Resources as a result of CenterPoint Energy's planned divestiture of certain unregulated business operations. However, CERC retained the pipelines covered by the ANR Agreement. Therefore, the subsequent divestiture of Reliant Resources by CenterPoint Energy on September 30, 2002, resulted in a conversion of CERC's obligation to ANR into an obligation to Reliant Resources. As of December 31, 2001, the Company had recorded $41 million in long-term debt and as of December 31, 2002, the Company had recorded $5 million and $36 million in current portion of long-term debt and long-term debt, respectively, in its Consolidated Balance Sheets to reflect this obligation for the use of 130 million cubic feet
(Mmcf)/day of capacity in some of CERC's transportation facilities. The volume of transportation will decline to 100 Mmcf/day in the year 2003 with a refund by CERC of $5 million to Reliant Resources. The ANR Agreement will terminate in 2005 with a refund of $36 million to Reliant Resources.

(10) TRUST PREFERRED SECURITIES

     In February 1997, two Delaware statutory business trusts created by CenterPoint Energy (HL&P Capital Trust I and HL&P Capital Trust II) issued to the public (a) $250 million aggregate amount of preferred securities and (b) $100 million aggregate amount of capital securities, respectively. In February 1999, a

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

Delaware statutory business trust created by CenterPoint Energy (REI Trust I) issued $375 million aggregate amount of preferred securities to the public. CenterPoint Energy accounts for REI Trust I, HL&P Capital Trust I and HL&P Capital Trust II as wholly owned consolidated subsidiaries. Each of the trusts used the proceeds of the offerings to purchase junior subordinated debentures issued by CenterPoint Energy having interest rates and maturity dates that correspond to the distribution rates and the mandatory redemption dates for each series of preferred securities or capital securities.

     The junior subordinated debentures are the trusts' sole assets and their entire operations. CenterPoint Energy considers its obligations under the Amended and Restated Declaration of Trust, Indenture, Guaranty Agreement and, where applicable, Agreement as to Expenses and Liabilities, relating to each series of preferred securities or capital securities, taken together, to constitute a full and unconditional guarantee by CenterPoint Energy of each trust's obligations with respect to the respective series of preferred securities or capital securities.

     The preferred securities and capital securities are mandatorily redeemable upon the repayment of the related series of junior subordinated debentures at their stated maturity or earlier redemption. Subject to some limitations, CenterPoint Energy has the option of deferring payments of interest on the junior subordinated debentures. During any deferral or event of default, CenterPoint Energy may not pay dividends on its capital stock. As of December 31, 2002, no interest payments on the junior subordinated debentures had been deferred.

     The outstanding aggregate liquidation amount, distribution rate and mandatory redemption date of each series of the preferred securities or capital securities of the trusts described above and the identity and similar terms of each related series of junior subordinated debentures are as follows:

                              AGGREGATE
                             LIQUIDATION
                            AMOUNTS AS OF                     MANDATORY
                            DECEMBER 31,    DISTRIBUTION     REDEMPTION
                            2001 AND 2002       RATE/           DATE/
TRUST                       (IN MILLIONS)   INTEREST RATE   MATURITY DATE   JUNIOR SUBORDINATED DEBENTURES
-----                       -------------   -------------   -------------   ------------------------------
REI Trust I...............      $375             7.20%         March 2048   7.20% Junior Subordinated
                                                                            Debentures
HL&P Capital Trust I......      $250            8.125%         March 2046   8.125% Junior Subordinated
                                                                            Deferrable Interest Debentures
                                                                            Series A
HL&P Capital Trust II.....      $100            8.257%      February 2037   8.257% Junior Subordinated
                                                                            Deferrable Interest Debentures
                                                                            Series B

     In June 1996, a Delaware statutory business trust created by CERC Corp. (CERC Trust) issued $173 million aggregate amount of convertible preferred securities to the public. CERC Corp. accounts for CERC Trust as a wholly owned consolidated subsidiary. CERC Trust used the proceeds of the offering to purchase convertible junior subordinated debentures issued by CERC Corp. having an interest rate and maturity date that correspond to the distribution rate and mandatory redemption date of the convertible preferred securities. The convertible junior subordinated debentures represent CERC Trust's sole asset and its entire operations. CERC Corp. considers its obligation under the Amended and Restated Declaration of Trust, Indenture and Guaranty Agreement relating to the convertible preferred securities, taken together, to constitute a full and unconditional guarantee by CERC Corp. of CERC Trust's obligations with respect to the convertible preferred securities.

     The convertible preferred securities are mandatorily redeemable upon the repayment of the convertible junior subordinated debentures at their stated maturity or earlier redemption. Effective January 7, 2003, the convertible preferred securities are convertible at the option of the holder into $33.62 of cash and 2.34 shares of CenterPoint Energy common stock for each $50 of liquidation value. As of December 31, 2001 and 2002,

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

$0.4 million liquidation amount of convertible preferred securities were outstanding. The securities, and their underlying convertible junior subordinated debentures, bear interest at 6.25% and mature in June 2026. Subject to some limitations, CERC Corp. has the option of deferring payments of interest on the convertible junior subordinated debentures. During any deferral or event of default, CERC Corp. may not pay dividends on its common stock to CenterPoint Energy. As of December 31, 2002, no interest payments on the convertible junior subordinated debentures had been deferred.

(11) STOCK-BASED INCENTIVE COMPENSATION PLANS AND EMPLOYEE BENEFIT PLANS

 (a) INCENTIVE COMPENSATION PLANS

     The Company has long-term incentive compensation plans (LICP) that provide for the issuance of stock-based incentives, including performance-based shares, performance-based units, restricted shares, stock options and stock appreciation rights to key employees of the Company, including officers. As of December 31, 2002, 344 current and 443 former employees of the Company participate in the plans. A maximum of approximately 37 million shares of CenterPoint Energy common stock may be issued under these plans.

     Performance-based shares, performance-based units and restricted shares are granted to employees without cost to the participants. The performance shares and units vest three years after the grant date based upon the performance of the Company over a three-year cycle, except as discussed below. The restricted shares vest at various times ranging from immediately to at the end of a three-year period. Upon vesting, the shares are issued to the plan participants.

     During 2000, 2001 and 2002, the Company recorded compensation expense of $22 million, $6 million and $2 million, respectively, related to performance-based shares, performance-based units and restricted share grants. Included in these amounts is $7 million and $5 million in compensation expense for 2000 and 2001, respectively, related to Reliant Resources' participants. In addition, compensation benefit of $1 million was recorded in 2002 related to Reliant Resources' participants. Amounts for Reliant Resources' participants are reflected in discontinued operations in the Statements of Consolidated Operations.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     The following table summarizes the Company's performance-based units, performance-based shares and restricted share grant activity for the years 2000 through 2002:

                                                   NUMBER OF           NUMBER OF
                                               PERFORMANCE-BASED   PERFORMANCE-BASED       NUMBER OF
                                                     UNITS              SHARES         RESTRICTED SHARES
                                               -----------------   -----------------   -----------------
Outstanding at December 31, 1999.............           --               928,467             270,623
  Granted....................................           --               394,942             206,395
  Canceled...................................           --               (81,541)            (13,060)
  Released to participants...................           --              (174,001)             (5,346)
                                                    ------            ----------           ---------
Outstanding at December 31, 2000.............           --             1,067,867             458,612
  Granted....................................       83,670                    --               2,623
  Canceled...................................           --               (17,154)             (2,778)
  Released to participants...................           --              (424,623)           (249,895)
                                                    ------            ----------           ---------
Outstanding at December 31, 2001.............       83,670               626,090             208,562
  Granted....................................           --               451,050                  --
  Canceled...................................       (5,625)             (176,258)            (41,892)
  Released to participants...................         (120)             (447,060)            (78,768)
                                                    ------            ----------           ---------
Outstanding at December 31, 2002.............       77,925               453,822              87,902
                                                    ======            ==========           =========
Weighted average fair value granted for
  2000.......................................                         $    25.19           $   28.03
                                                                      ==========           =========
Weighted average fair value granted for
  2001.......................................                         $       --           $   38.13
                                                                      ==========           =========
Weighted average fair value granted for
  2002.......................................                         $    12.00           $      --
                                                                      ==========           =========

     The maximum value associated with the performance-based units granted in 2001 was $150 per unit.

     Effective with the Reliant Resources Distribution which occurred on September 30, 2002, the Company's compensation committee authorized the conversion of outstanding CenterPoint Energy performance-based shares for the performance cycle ending December 31, 2002 to a number of time-based restricted shares of CenterPoint Energy's common stock equal to the number of performance-based shares that would have vested if the performance objectives for the performance cycle were achieved at the maximum level for substantially all shares. These time-based restricted shares vested if the participant holding the shares remained employed with the Company or with Reliant Resources and its subsidiaries through December 31, 2002. On the date of the Reliant Resources Distribution, holders of these time-based restricted shares received shares of Reliant Resources common stock in the same manner as other holders of CenterPoint Energy common stock, but these shares of common stock were subject to the same time-based vesting schedule, as well as to the terms and conditions of the plan under which the original performance shares were granted. Thus, following the Reliant Resources Distribution, employees who held performance-based shares under the LICP for the performance cycle ending December 31, 2002 held time-based restricted shares of CenterPoint Energy common stock and time-based restricted shares of Reliant Resources common stock, which vested following continuous employment through December 31, 2002.

     Effective with the Reliant Resources Distribution, the Company converted all outstanding CenterPoint Energy stock options granted prior to the Reliant Resources Offering to a combination of adjusted CenterPoint Energy stock options and Reliant Resources stock options. For the converted stock options, the sum of the intrinsic value of the CenterPoint Energy stock options immediately prior to the record date of the Reliant Resources Distribution equaled the sum of the intrinsic values of the adjusted CenterPoint Energy stock options and the Reliant Resources stock options granted immediately after the record date of the Reliant Resources Distribution. As such, Reliant Resources employees who do not work for the Company hold stock options of the Company. Both the number and the exercise price of all outstanding CenterPoint Energy stock

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES options that were granted on or after the Reliant Resources Offering were adjusted to maintain the total intrinsic value of the grants.

     During January 2003, due to the distribution of Texas Genco stock, the Company granted additional CenterPoint Energy shares to participants with performance-based and time-based shares that had not yet vested as of the record date of December 20, 2002. These additional shares are subject to the same vesting schedule and the terms and conditions of the plan under which the original shares were granted. Also in connection with this distribution, both the number and the exercise price of all outstanding CenterPoint Energy stock options were adjusted to maintain the total intrinsic value of the stock option grants.

     Under the Company's plans, stock options generally become exercisable in one-third increments on each of the first through third anniversaries of the grant date. The exercise price is the average of the high and low sales price of the common stock on the New York Stock Exchange on the grant date. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for these fixed stock options. The following table summarizes stock option activity related to the Company for the years 2000 through 2002:

                                                           NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                           ----------   ----------------
Outstanding at December 31, 1999.........................   6,462,971        $25.99
  Options granted........................................   5,936,510         22.14
  Options exercised......................................  (1,061,169)        25.01
  Options canceled.......................................  (1,295,877)        23.96
                                                           ----------
Outstanding at December 31, 2000.........................  10,042,435         24.13
  Options granted........................................   1,887,668         46.23
  Options exercised......................................  (1,812,022)        24.11
  Options canceled.......................................    (289,610)        27.38
                                                           ----------
Outstanding at December 31, 2001.........................   9,828,471         28.34
  Options granted........................................   3,115,399          7.12
  Options converted at Reliant Resources Distribution....     742,636         29.01
  Options exercised......................................     (71,273)        20.59
  Options canceled.......................................  (1,155,351)        16.11
                                                           ----------
Outstanding at December 31, 2002.........................  12,459,882        $18.26
                                                           ==========        ======
Options exercisable at December 31, 2000.................   2,258,397        $25.76
                                                           ==========        ======
Options exercisable at December 31, 2001.................   3,646,228        $25.38
                                                           ==========        ======
Options exercisable at December 31, 2002.................   6,854,910        $19.78
                                                           ==========        ======

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     Exercise prices for CenterPoint Energy stock options outstanding held by Company employees ranged from $5.00 to $40.00. The following tables provide information with respect to outstanding CenterPoint Energy stock options held by the Company's employees on December 31, 2002:

                                                                             REMAINING AVERAGE
                                                OPTIONS        AVERAGE       CONTRACTUAL LIFE
                                              OUTSTANDING   EXERCISE PRICE        (YEARS)
                                              -----------   --------------   -----------------
Ranges of Exercise Prices:
  $5.00-$15.00..............................   6,330,830        $11.40              8.0
  $15.01-$20.00.............................   2,981,020         19.05              5.9
  $20.01-$30.00.............................     731,891         23.07              6.9
  $30.01-$40.00.............................   2,416,141         33.80              8.3
                                              ----------
     Total..................................  12,459,882         18.26              7.5
                                              ==========

     The following table provides information with respect to CenterPoint Energy stock options exercisable at December 31, 2002:

                                                                OPTIONS        AVERAGE
                                                              EXERCISABLE   EXERCISE PRICE
                                                              -----------   --------------
Ranges of Exercise Prices:
  $5.00-$15.00..............................................   2,446,317        $14.82
  $15.01-$20.00.............................................   2,929,020         19.09
  $20.01-$30.00.............................................     598,556         22.76
  $30.01-$40.00.............................................     881,017         33.81
                                                               ---------
     Total..................................................   6,854,910         19.78
                                                               =========

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), and SFAS No. 148, the Company applies the guidance contained in APB Opinion No. 25 and discloses the required pro forma effect on net income of the fair value based method of accounting for stock compensation. The weighted average fair values at date of grant for CenterPoint Energy options granted during 2000, 2001 and 2002 were $5.07, $9.25 and $1.40, respectively. The fair values were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                              2000     2001     2002
                                                             ------   ------   ------
Expected life in years.....................................       5        5        5
Interest rate..............................................    6.57%    4.87%    2.83%
Volatility.................................................   24.00%   31.91%   48.95%
Expected common stock dividend.............................  $ 1.50   $ 1.50   $ 0.64

     Pro forma information for 2000, 2001 and 2002 is provided to take into account the amortization of stock-based compensation to expense on a straight-line basis over the vesting period. Had compensation costs been

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES determined as prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as follows:

                                                              2000    2001     2002
                                                              -----   -----   -------
                                                               (IN MILLIONS, EXCEPT
                                                                PER SHARE AMOUNTS)
Net Income (loss):
  As reported...............................................  $ 447   $ 980   $(3,920)
  Pro forma.................................................  $ 437   $ 968   $(3,929)
Basic Earnings Per Share:
  As reported...............................................  $1.57   $3.38   $(13.16)
  Pro forma.................................................  $1.54   $3.34   $(13.16)
Diluted Earnings Per Share:
  As reported...............................................  $1.56   $3.35   $(13.08)
  Pro forma.................................................  $1.52   $3.31   $(13.08)

  (b) PENSION AND POSTRETIREMENT BENEFITS

     The Company maintains a pension plan which is a non-contributory defined benefit plan covering substantially all employees using a cash balance formula. Under the cash balance formula, participants accumulate a retirement benefit based upon 4% of eligible earnings and accrued interest. Prior to 1999, the pension plan accrued benefits based on years of service, final average pay and covered compensation. As a result, certain employees participating in the plan as of December 31, 1998 are eligible to receive the greater of the accrued benefit calculated under the prior plan through 2008 or the cash balance formula.

     The Company's funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the pension plans consist principally of common stocks and interest bearing obligations. Included in such assets are approximately 4.5 million shares of CenterPoint Energy common stock contributed from treasury stock during 2001. As of December 31, 2002, the fair value of CenterPoint Energy common stock was $38 million or 4.7% of the pension plan assets.

     The Company provides certain healthcare and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective in early 1999, health care benefits for future retirees were changed to limit employer contributions for medical coverage.

     Such benefit costs are accrued over the active service period of employees. The net unrecognized transition obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

     The Company is required to fund a portion of its obligations in accordance with rate orders. All other obligations are funded on a pay-as-you-go basis.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     The Company's net periodic cost (benefit) includes the following components relating to pension and postretirement benefits:

                                                                YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------------------
                                             2000                        2001                        2002
                                   -------------------------   -------------------------   -------------------------
                                   PENSION    POSTRETIREMENT   PENSION    POSTRETIREMENT   PENSION    POSTRETIREMENT
                                   BENEFITS      BENEFITS      BENEFITS      BENEFITS      BENEFITS      BENEFITS
                                   --------   --------------   --------   --------------   --------   --------------
                                                                     (IN MILLIONS)
Service cost.....................   $  31          $  6         $  35          $  5         $  32          $  5
Interest cost....................      88            27            99            31           104            32
Expected return on plan assets...    (146)          (11)         (138)          (13)         (126)          (13)
Net amortization.................     (12)           11            (3)           14            16            13
Curtailment......................      --            --           (23)           40            --            --
Benefit enhancement..............      --            --            69            --             9             3
Settlement.......................      --            --            --            --            --           (18)
                                    -----          ----         -----          ----         -----          ----
Net periodic cost (benefit)......   $ (39)         $ 33         $  39          $ 77         $  35          $ 22
                                    =====          ====         =====          ====         =====          ====
Above amounts reflect the
  following net periodic cost
  (benefit) related to
  discontinued operations........   $  --          $ --         $  45          $ 42         $  (4)         $(16)
                                    =====          ====         =====          ====         =====          ====

     The following table displays the change in the benefit obligation, the fair value of plan assets and the amounts included in the Company's Consolidated Balance Sheets as December 31, 2001 and 2002 for the Company's pension and postretirement benefit plans:

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------
                                                           2001                        2002
                                                 -------------------------   -------------------------
                                                 PENSION    POSTRETIREMENT   PENSION    POSTRETIREMENT
                                                 BENEFITS      BENEFITS      BENEFITS      BENEFITS
                                                 --------   --------------   --------   --------------
                                                                     (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year..........  $  1,317       $ 425        $  1,485       $ 456
Service cost...................................        35           5              32           5
Interest cost..................................        99          31             104          32
Participant contributions......................        --           5              --           7
Benefits paid..................................       (92)        (17)           (136)        (26)
Actuarial loss.................................        69           7              56          20
Curtailment, benefit enhancement and
  settlement...................................        57          --               9         (15)
                                                 --------       -----        --------       -----
Benefit obligation, end of year................  $  1,485       $ 456        $  1,550       $ 479
                                                 ========       =====        ========       =====
CHANGE IN PLAN ASSETS
Plan assets, beginning of year.................  $  1,417       $ 122        $  1,376       $ 139
Employer contributions.........................       107          40              --          30
Participant contributions......................        --           5              --           7
Benefits paid..................................       (92)        (17)           (136)        (26)
Actual investment return.......................       (56)        (11)           (186)        (19)
                                                 --------       -----        --------       -----
Plan assets, end of year.......................  $  1,376       $ 139        $  1,054       $ 131
                                                 ========       =====        ========       =====

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

                                                                     DECEMBER 31,
                                                 -----------------------------------------------------
                                                           2001                        2002
                                                 -------------------------   -------------------------
                                                 PENSION    POSTRETIREMENT   PENSION    POSTRETIREMENT
                                                 BENEFITS      BENEFITS      BENEFITS      BENEFITS
                                                 --------   --------------   --------   --------------
                                                                     (IN MILLIONS)
RECONCILIATION OF FUNDED STATUS
Funded status..................................  $   (109)      $(317)       $   (496)      $(348)
Unrecognized actuarial loss....................       470         (25)            811          27
Unrecognized prior service cost................       (93)         65             (84)         60
Unrecognized transition (asset) obligation.....        (2)         94              --          87
                                                 --------       -----        --------       -----
Prepaid (accrued) pension cost.................  $    266       $(183)       $    231       $(174)
                                                 ========       =====        ========       =====
AMOUNTS RECOGNIZED IN BALANCE SHEETS
Other assets-Other.............................  $    266       $  --        $     --       $  --
Benefits obligations...........................        --        (183)           (392)       (174)
Accumulated other comprehensive income.........        --          --             623          --
                                                 --------       -----        --------       -----
Prepaid (accrued) pension cost.................  $    266       $(183)       $    231       $(174)
                                                 ========       =====        ========       =====
ACTUARIAL ASSUMPTIONS
Discount rate..................................      7.25%       7.25%           6.75%       6.75%
Expected return on plan assets.................       9.5%        9.5%            9.0%        9.0%
Rate of increase in compensation levels........   3.5-5.5%         --         3.5-5.5%         --

     For the year ended December 31, 2001, the assumed health care cost trend rates were 7.5% for participants under age 65 and 8.5% for participants age 65 and over. For the year ended December 31, 2002, the assumed health cost trend rate was increased to 12% for all participants. The health care cost trend rates decline by .75% annually to 5.5% by 2011.

     If the health care cost trend rate assumption were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would increase by 2.9%. The annual effect of a 1% increase on the sum of service and interest cost would be an increase of approximately 2.4%. If the health care cost trend rate assumption were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 2002 would decrease approximately 2.8%. The annual effect of a 1% decrease on the sum of service and interest cost would be a decrease of 2.4%.

     In addition to the non-contributory pension plans discussed above, the Company maintains a non-qualified pension plan which allow participants to retain the benefits to which they would have been entitled under the Company's non-contributory pension plan except for the federally mandated limits on these benefits or on the level of compensation on which these benefits may be calculated. The expense associated with this non-qualified plan was $25 million, $25 million and $9 million in 2000, 2001 and 2002, respectively. Included in the net benefit cost in 2001 and 2002 is $17 million and $3 million, respectively, of expense related to Reliant Resources' participants, which is reflected in discontinued operations in the Statements of Consolidated Operations. The accrued benefit liability for the non-qualified pension plan was $99 million and $83 million at December 31, 2001 and 2002, respectively. In addition, these accrued benefit liabilities include the recognition of minimum liability adjustments of $20 million as of December 31, 2001 and $23 million as of December 31, 2002, which are reported as a component of other comprehensive income, net of income tax effects. Included in these amounts is $30 million of accrued benefit liabilities for Reliant Resources' participants as of December 31, 2001. Of these liabilities, $11 million represents the recognition of minimum liability adjustments, which are reported as discontinued operations on the Statements of Consolidated Comprehensive Income, net of income tax effects.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

  (c) SAVINGS PLAN

     The Company has an employee savings plan that includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the Code). Under the plan, participating employees may contribute a portion of their compensation, on a pre-tax or after-tax basis, generally up to a maximum of 16% of compensation. The Company matches 75% of the first 6% of each employee's compensation contributed. The Company may contribute an additional discretionary match of up to 50% of the first 6% of each employee's compensation contributed. These matching contributions are fully vested at all times. A substantial portion of the Company's match is initially invested in CenterPoint Energy common stock.

     Participating employees may elect to invest all or a portion of their contributions to the plan in CenterPoint Energy common stock, to have dividends reinvested in additional shares or to receive dividend payments in cash on any investment in CenterPoint Energy common stock, and to transfer all or part of their investment in CenterPoint Energy common stock to other investment options offered by the plan.

     The Company's savings plan includes an Employee Stock Ownership Plan
(ESOP), which contains company stock, a portion of which is encumbered by a loan. Upon the release from the encumbrance of the loan, the Company may use released shares to satisfy its obligation to make matching contributions under the Company's savings plan. Generally, debt service on the loan is paid using all dividends on shares currently or formerly encumbered by the loan, interest earnings on funds held in trust and cash contributions by the Company. Shares of CenterPoint Energy common stock are released from the encumbrance of the loan based on the proportion of debt service paid during the period.

     The Company recognizes benefit expense equal to the fair value of the shares committed to be released. The Company credits to unearned shares the original purchase price of shares committed to be released to plan participants with the difference between the fair value of the shares and the original purchase price recorded to common stock. Dividends on allocated shares are recorded as a reduction to retained earnings. Dividends on unallocated shares are recorded as a reduction of principal or accrued interest on the loan.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     Share balances currently or formerly encumbered by a loan at December 31, 2001 and 2002 were as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  2001          2002
                                                              ------------   -----------
Allocated shares transferred/distributed from the savings
  plan......................................................     2,740,328     5,943,297
Allocated shares............................................     8,951,967     8,734,810
Unearned shares(1)..........................................     7,069,889     4,915,577
                                                              ------------   -----------
  Total ESOP shares(1)......................................    18,762,184    19,593,684
                                                              ============   ===========
Fair value of unearned ESOP shares..........................  $187,493,456   $41,782,405
                                                              ============   ===========

---------------

(1) During 2002, unearned shares and total shares were increased by 831,500 shares. This is due to additional shares purchased with proceeds from the sale of Reliant Resources common stock, which was received in connection with the Reliant Resources Distribution.

     As a result of the ESOP, the savings plan has significant holdings of CenterPoint Energy common stock. As of December 31, 2002, an aggregate of 32,099,870 shares of CenterPoint Energy's common stock were held by the savings plan, which represented 30% of its investments. Given the concentration of the investments in CenterPoint Energy's common stock, the savings plan and its participants have market risk related to this investment.

     The Company's savings plan benefit expense was $52 million, $51 million and $47 million in 2000, 2001 and 2002, respectively. Included in these amounts are $5 million $16 million and $6 million of savings plan benefit expense for 2000, 2001 and 2002, respectively, related to Reliant Resources' participants, which is reflected as discontinued operations in the Statements of Consolidated Operations.

  (d) POSTEMPLOYMENT BENEFITS

     Net postemployment benefit costs for former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan) were $2 million, $6 million and $12 million in 2000, 2001 and 2002, respectively.

     The Company's postemployment obligation is presented as a liability in the Consolidated Balance Sheets under the caption "Benefit Obligations."

  (e) OTHER NON-QUALIFIED PLANS

     The Company has in effect deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary and up to 100% of that year's annual bonus. In general, employees who attain the age of 60 during employment and participate in the Company's deferred compensation plans may elect to have their deferred compensation amounts repaid in (a) fifteen equal annual installments commencing at the later of age 65 or termination of employment or (b) a lump-sum distribution following termination of employment. Interest generally accrues on deferrals at a rate equal to the average Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the rate in effect for the plan year immediately prior to that in which a participant attains age 65. During 2000, 2001 and 2002, the Company recorded interest expense related to its deferred compensation obligation of $14 million, $17 million and $11 million, respectively. Included in these amounts are $1 million, $4 million and $0.2 million of interest expense for 2000, 2001 and 2002, respectively, related to Reliant Resources' participants, which is reflected as discontinued operations in the Statements of Consolidated Operations. The discounted deferred compensation obligation recorded by the Company was $161 million and $132 million as of December 31, 2001 and 2002, respectively.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     The Company's obligations under other non-qualified plans are presented as a liability in the Consolidated Balance Sheets under the caption "Benefit Obligations."

  (f) OTHER EMPLOYEE MATTERS

     As of December 31, 2002, approximately 38% of the Company's employees are subject to collective bargaining agreements. Three of these agreements, covering approximately 24% of the Company's employees, will expire in 2003.

(13) COMMITMENTS AND CONTINGENCIES

  (a) COMMITMENTS AND GUARANTEES

     Environmental Capital Commitments. CenterPoint Energy anticipates investing up to $131 million in capital and other special project expenditures between 2003 and 2007 for environmental compliance. CenterPoint Energy anticipates expenditures to be as follows (in millions):

2003........................................................  $ 98
2004........................................................    33
2005........................................................    --
2006(1).....................................................    --
2007(1).....................................................    --
                                                              ----
  Total                                                       $131
                                                              ====

---------------

(1) NOx control estimates for 2006 and 2007 have not been finalized.

     Fuel and Purchased Power. Fuel commitments include several long-term coal, lignite and natural gas contracts related to Texas power generation operations, which have various quantity requirements and durations that are not classified as non-trading derivatives assets and liabilities in the Company's Consolidated Balance Sheets as of December 31, 2002 as these contracts meet the SFAS No. 133 exception to be classified as "normal purchases contracts" or do not meet the definition of a derivative. Minimum payment obligations for coal and transportation agreements that extend through 2012 are approximately $292 million in 2003, $165 million in 2004, $169 million in 2005, $174 million in 2006 and $167 million in 2007. Purchase commitments related to lignite mining and lease agreements and purchased power are not material to CenterPoint Energy's operations. Prior to January 1, 2002, CenterPoint Houston was allowed recovery of these costs through rates for electric service. As of December 31, 2002, some of these contracts are above market. CenterPoint Energy anticipates that stranded costs associated with these obligations will be recoverable through the stranded cost recovery mechanisms contained in the Texas electric restructuring law. For information regarding the Texas electric restructuring law, see Note 4(a).

     CenterPoint Energy's other long-term fuel supply commitments, which have various quantity requirements and durations, are not considered material either individually or in the aggregate to its results of operations or cash flows.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

  (b) LEASE COMMITMENTS

     The following table sets forth information concerning the Company's obligations under non-cancelable long-term operating leases at December 31, 2002, which primarily consist of rental agreements for building space, data processing equipment and vehicles, including major work equipment (in millions).

2003........................................................   $ 31
2004........................................................     28
2005........................................................     26
2006........................................................     24
2007........................................................     23
2008 and beyond.............................................    131
                                                               ----
  Total.....................................................   $263
                                                               ====

     Total lease expense for all operating leases was $46 million, $45 million and $43 million during 2000, 2001 and 2002, respectively.

  (c) LEGAL, ENVIRONMENTAL AND OTHER REGULATORY MATTERS

  Legal Matters

     The Company's predecessor, Reliant Energy, and certain of its former subsidiaries are named as defendants in several lawsuits described below. Under a master separation agreement between Reliant Energy and Reliant Resources, the Company and its subsidiaries are entitled to be indemnified by Reliant Resources for any losses arising out of the lawsuits described under "California Class Actions and Attorney General Cases," "Long-Term Contract Class Action," "Washington and Oregon Class Actions," "Bustamante Price Reporting Class Action" and "Trading and Marketing Activities," including attorneys' fees and other costs. Pursuant to the indemnification obligation, Reliant Resources is defending the Company and its subsidiaries to the extent named in these lawsuits. The ultimate outcome of these matters cannot be predicted at this time.

     California Class Actions and Attorney General Cases. Reliant Energy, Reliant Resources, Reliant Energy Services, Inc.(Reliant Energy Services), Reliant Energy Power Generation, Inc. (REPG) and several other subsidiaries of Reliant Resources, as well as two former officers and one present officer of some of these companies, have been named as defendants in class action lawsuits and other lawsuits filed against a number of companies that own generation plants in California and other sellers of electricity in California markets. While the plaintiffs allege various violations by the defendants of antitrust laws and state laws against unfair and unlawful business practices, each of the lawsuits is grounded on the central allegation that the defendants conspired to drive up the wholesale price of electricity. In addition to injunctive relief, the plaintiffs in these lawsuits seek treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees. All of these suits originally were filed in state courts in San Diego, San Francisco and Los Angeles Counties. The suits in San Diego and Los Angeles Counties were consolidated and removed to the federal district court in San Diego, but on December 13, 2002, that court remanded the suits to the state courts. Prior to the remand, Reliant Energy was voluntarily dismissed from two of the suits. Several parties, including the Reliant defendants, have appealed the judge's remand decision. The United States court of appeals has entered a briefing schedule that could result in oral arguments by summer of 2003. Proceedings before the state court are expected to resume during the first quarter of 2003.

     In March and April 2002, the California Attorney General filed three complaints, two in state court in San Francisco and one in the federal district court in San Francisco, against Reliant Energy, Reliant Resources, Reliant Energy Services and other subsidiaries of Reliant Resources alleging, among other matters, violations by the defendants of state laws against unfair and unlawful business practices arising out of transactions in the markets for ancillary services run by the California independent systems operator, charging

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES unjust and unreasonable prices for electricity, in violation of antitrust laws in connection with the acquisition in 1998 of electric generating facilities located in California. The complaints variously seek restitution and disgorgement of alleged unlawful profits for sales of electricity, civil penalties and fines, injunctive relief against unfair competition, and undefined equitable relief. Reliant Resources has removed the two state court cases to the federal district court in San Francisco where all three cases are now pending.

     Following the filing of the Attorney General cases, seven additional class action cases were filed in state courts in Northern California. Each of these purports to represent the same class of California ratepayers, assert the same claims as asserted in the other California class action cases, and in some instances repeat as well the allegations in the Attorney General cases. All of these cases have been removed to federal district court in San Diego. Reliant Resources has not filed an answer in any of these cases. The plaintiffs have agreed to a stipulated order that would require the filing of a consolidated complaint by early March 2003 and the filing of the defendants' initial response to the complaint within 60 days after the consolidated complaint is filed. In all of these cases filed before the federal and state courts in California, the Reliant defendants have filed or intend to file motions to dismiss on grounds that the claims are barred by federal preemption and the filed rate doctrine.

     Long-Term Contract Class Action. In October 2002, a class action was filed in state court in Los Angeles against Reliant Energy and several subsidiaries of Reliant Resources. The complaint in this case repeats the allegations asserted in the California class actions as well as the Attorney General cases and also alleges misconduct related to long-term contracts purportedly entered into by the California Department of Water Resources. None of the Reliant entities, however, has a long-term contract with the Department of Water Resources. This case has been removed to federal district court in San Diego.

     Washington and Oregon Class Actions. In December 2002, a lawsuit was filed in Circuit Court of the State of Oregon for the County of Multnomah on behalf of a class of all Oregon purchasers of electricity and natural gas. Reliant Energy, Reliant Resources and several Reliant Resources subsidiaries are named as defendants, along with many other electricity generators and marketers. Like the other lawsuits filed in California, the plaintiffs claim the defendants manipulated wholesale power prices in violation of state and federal law. The plaintiffs seek injunctive relief and payment of damages based on alleged overcharges for electricity. Also in December 2002, a nearly identical lawsuit on behalf of consumers in the State of Washington was filed in federal district court in Seattle. Reliant Resources has removed the Oregon suit to federal district court in Portland. It is anticipated that before answering the lawsuits, the defendants will file motions to dismiss on the grounds that the claims are barred by federal preemption and by the filed rate doctrine.

     Bustamante Price Reporting Class Action. In November 2002, California Lieutenant Governor Cruz Bustamante filed a lawsuit in state court in Los Angeles on behalf of a class of purchasers of gas and power alleging violations of state antitrust laws and state laws against unfair and unlawful business practices based on an alleged conspiracy to report and publish false and fraudulent natural gas prices with an intent to affect the market prices of natural gas and electricity in California. Reliant Energy, Reliant Resources and several Reliant Resources subsidiaries are named as defendants, along with other market participants and publishers of some of the price indices. The complaint seeks injunctive relief, compensatory and punitive damages, restitution of alleged overpayment, disgorgement of all profits and funds acquired by the alleged unlawful conduct, costs of suit and attorneys' fees. The parties have stipulated to a schedule that would require the defendants to respond to the complaint by March 31, 2003. The Reliant defendants intend to deny both their alleged violation of any laws and their alleged participation in any conspiracy.

     Trading and Marketing Activities. Reliant Energy has been named as a party in several lawsuits and regulatory proceedings relating to the trading and marketing activities of its former subsidiary, Reliant Resources.

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

     In June 2002, the SEC advised Reliant Resources and Reliant Energy that it had issued a formal order in connection with its investigation of Reliant Resources' financial reporting, internal controls and related matters. The Company understands that the investigation is focused on Reliant Resources' same-day commodity trading transactions involving purchases and sales with the same counterparty for the same volume at substantially the same price and certain structured transactions. These matters were previously the subject of an informal inquiry by the SEC. Reliant Resources and the Company are cooperating with the SEC staff.

     In connection with the Texas Utility Commission's industry-wide investigation into potential manipulation of the ERCOT market on and after July 31, 2001, Reliant Energy and Reliant Resources have provided information to the Texas Utility Commission concerning their scheduling and trading activities.

     Fifteen class action lawsuits filed in May, June and July 2002 on behalf of purchasers of securities of Reliant Resources and/or Reliant Energy have been consolidated in federal district court in Houston. Reliant Resources and certain of its executive officers are named as defendants. Reliant Energy is also named as a defendant in seven of the lawsuits. Two of the lawsuits also name as defendants the underwriters of the Reliant Resources Offering. One lawsuit names Reliant Resources' and Reliant Energy's independent auditors as a defendant. The consolidated amended complaint seeks monetary relief purportedly on behalf of three classes: (1) purchasers of Reliant Energy common stock from February 3, 2000 to May 13, 2002; (2) purchasers of Reliant Resources common stock on the open market from May 1, 2001 to May 13, 2002; and (3) purchasers of Reliant Resources common stock in the Reliant Resources Offering or purchasers of shares that are traceable to the Reliant Resources Offering. The plaintiffs allege, among other things, that the defendants misrepresented their revenues and trading volumes by engaging in round-trip trades and improperly accounted for certain structured transactions as cash-flow hedges, which resulted in earnings from these transactions being accounted for as future earnings rather than being accounted for as earnings in fiscal year 2001.

     In February 2003, a lawsuit was filed by three individuals in federal district court in Chicago against CenterPoint Energy and certain former and current officers of Reliant Resources for alleged violations of federal securities laws. The plaintiffs in this lawsuit allege that the defendants violated federal securities laws by issuing false and misleading statements to the public, and that the defendants made false and misleading statements as part of an alleged scheme to inflate artificially trading volumes and revenues. In addition, the plaintiffs assert claims of fraudulent and negligent misrepresentation and violations of Illinois consumer law. The defendants expect to file a motion to transfer this lawsuit to the federal district court in Houston and to consolidate this lawsuit with the consolidated lawsuits described above.

     The Company believes that none of these lawsuits has merit because, among other reasons, the alleged misstatements and omissions were not material and did not result in any damages to any of the plaintiffs.

     In May 2002, three class action lawsuits were filed in federal district court in Houston on behalf of participants in various employee benefits plans sponsored by Reliant Energy. Reliant Energy and its directors are named as defendants in all of the lawsuits. Two of the lawsuits have been dismissed without prejudice. The remaining lawsuit alleges that the defendants breached their fiduciary duties to various employee benefits plans, directly or indirectly sponsored by Reliant Energy, in violation of the Employee Retirement Income Security Act. The plaintiffs allege that the defendants permitted the plans to purchase or hold securities issued by Reliant Energy when it was imprudent to do so, including after the prices for such securities became artificially inflated because of alleged securities fraud engaged in by the defendants. The complaints seek monetary damages for losses suffered by a putative class of plan participants whose accounts held Reliant Energy or Reliant Resources securities, as well as equitable relief in the form of restitution.

     In October 2002, a derivative action was filed in the federal district court in Houston, against the directors and officers of the Company. The complaint sets forth claims for breach of fiduciary duty, waste of corporate assets, abuse of control and gross mismanagement. Specifically, the shareholder plaintiff alleges that the defendants caused the Company to overstate its revenues through so-called "round trip" transactions. The plaintiff also alleges breach of fiduciary duty in connection with the spin-off and the Reliant Resources

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

Offering. The complaint seeks monetary damages on behalf of the Company as well as equitable relief in the form of a constructive trust on the compensation paid to the defendants. The defendants have filed a motion to dismiss this case on the ground that the plaintiff did not make an adequate demand on the Company before filing suit.

     A Special Litigation Committee appointed by the Company's board of directors is investigating similar allegations made in a June 28, 2002 demand letter sent on behalf of a Company shareholder. The letter states that the shareholder and other shareholders are considering filing a derivative suit on behalf of the Company and demands that the Company take several actions in response to alleged round-trip trades occurring in 1999, 2000, and 2001. The Special Litigation Committee is reviewing the demands made by the shareholder to determine if these proposed actions are in the best interests of the Company.

     Reliant Energy Municipal Franchise Fee Lawsuits. In February 1996, the cities of Wharton, Galveston and Pasadena filed suit, for themselves and a proposed class of all similarly situated cities in Reliant Energy's electric service area, against Reliant Energy and Houston Industries Finance, Inc. (formerly a wholly owned subsidiary of Reliant Energy) alleging underpayment of municipal franchise fees. The plaintiffs claim that they are entitled to 4% of all receipts of any kind for business conducted within these cities over the previous four decades. A jury trial of the original claimant cities (but not the class of cities) in the 269th Judicial District Court for Harris County, Texas, ended in April 2000 (the Three Cities case). Although the jury found for Reliant Energy on many issues, it found in favor of the original claimant cities on three issues, and assessed a total of $4 million in actual and $30 million in punitive damages. However, the jury also found in favor of Reliant Energy on the affirmative defense of laches, a defense similar to a statute of limitations defense, due to the original claimant cities having unreasonably delayed bringing their claims during the 43 years since the alleged wrongs began. The trial court in the Three Cities case granted most of Reliant Energy's motions to disregard the jury's findings. The trial court's rulings reduced the judgment to $1.7 million, including interest, plus an award of $13.7 million in legal fees. In addition, the trial court granted Reliant Energy's motion to decertify the class. Following this ruling, 45 cities filed individual suits against Reliant Energy in the District Court of Harris County.

     On February 27, 2003, the state court of appeals in Houston rendered an opinion reversing the judgment against the Company and rendering judgment that the Three Cities take nothing by their claims. The court of appeals found that the jury's finding of laches barred all of the Three Cities' claims and that the Three Cities were not entitled to recovery of any attorneys' fees. The judgment of the court of appeals is subject to motions for rehearing and an appeal to the Texas Supreme Court.

     The extent to which issues in the Three Cities case may affect the claims of the other cities served by Reliant Energy cannot be assessed until judgments are final and no longer subject to appeal. However, the court of appeals' ruling appears to be consistent with Texas Supreme Court opinions. The Company estimates the range of possible outcomes for recovery by the plaintiffs in the Three Cities case to be between $-0- and $18 million inclusive of interest and attorneys' fees.

     Natural Gas Measurement Lawsuits. In 1997, a suit was filed under the Federal False Claims Act against RERC Corp. (now CERC Corp.) and certain of its subsidiaries alleging mismeasurement of natural gas produced from federal and Indian lands. The suit seeks undisclosed damages, along with statutory penalties, interest, costs, and fees. The complaint is part of a larger series of complaints filed against 77 natural gas pipelines and their subsidiaries and affiliates. An earlier single action making substantially similar allegations against the pipelines was dismissed by the federal district court for the District of Columbia on grounds of improper joinder and lack of jurisdiction. As a result, the various individual complaints were filed in numerous courts throughout the country. This case has been consolidated, together with the other similar False Claims Act cases, in the federal district court in Cheyenne, Wyoming.

     In addition, CERC Corp., CenterPoint Energy Gas Transmission Company, CenterPoint Energy Field Services, Inc., and CenterPoint Energy-Mississippi River Transmission Corporation are defendants in a class

                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES action filed in May 1999 against approximately 245 pipeline companies and their affiliates. The plaintiffs in the case purport to represent a class of natural gas producers and fee royalty owners who allege that they have been subject to systematic gas mismeasurement by the defendants for more than 25 years. The plaintiffs seek compensatory damages, along with statutory penalties, treble damages, interest, costs and fees. The action is currently pending in state court in Stevens County, Kansas. Motions to dismiss and class certification issues have been briefed and argued.

     City of Tyler, Texas, Gas Costs Review. By letter to CenterPoint Energy Entex (Entex) dated July 31, 2002, the City of Tyler, Texas, forwarded various computations of what it believes to be excessive costs ranging from $2.8 million to $39.2 million for gas purchased by Entex for resale to residential and small commercial customers in that city under supply agreements in effect since 1992. Entex's gas costs for its Tyler system are recovered from customers pursuant to tariffs approved by the city and filed with both the city and the Railroad Commission of Texas (the Railroad Commission). Pursuant to an agreement, on January 29, 2003, Entex and the city filed a Joint Petition for Review of Charges for Gas Sales (Joint Petition) with the Railroad Commission. The Joint Petition requests that the Railroad Commission determine whether Entex has properly and lawfully charged and collected for gas service to its residential and commercial customers in its Tyler distribution system for the period beginning November 1, 1992, and ending October 31, 2002. The Company believes that all costs for Entex's Tyler distribution system have been properly included and recovered from customers pursuant to Entex's filed tariffs and that the city has no legal or factual support for the statements made in its letter.

     Gas Cost Recovery Suits. In October 2002, a suit was filed in state district court in Wharton County, Texas against the Company, CERC, Entex Gas Marketing Company, and others alleging fraud, violations of the Texas Deceptive Trade Practices Act, violations of the Texas Utility Code, civil conspiracy and violations of the Texas Free Enterprise and Antitrust Act. The plaintiffs seek class certification, but no class has been certified. The plaintiffs allege that defendants inflated the prices charged to residential and small commercial consumers of natural gas. In February 2003, a similar suit was filed against CERC in state court in Caddo Parish, Louisiana purportedly on behalf of a class of residential or business customers in Louisiana who allegedly have been overcharged for gas or gas service provided by CERC. The plaintiffs in both cases seek restitution for the alleged overcharges, exemplary damages and penalties. The Company denies that CERC has overcharged any of its customers for natural gas and believes that the amounts recovered for purchased gas have been in accordance with what is permitted by state regulatory authorities.

     Other Proceedings. The Company is involved in other proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. The Company's management currently believes that the disposition of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

  Environmental Matters

     Clean Air Standards. Based on current limitations of the Texas Commission on Environmental Quality regarding NOx emissions in the Houston area, the Company anticipates it will have invested at least $682 million for emission control equipment through 2005, including $551 million expended from January 1, 1999 through December 31, 2002, with possible additional expenditures after 2005. NOx control estimates for 2006 and 2007 have not been finalized.

     The Texas electric restructuring law provides for stranded cost recovery for expenditures incurred before May 1, 2003 to achieve the NOx reduction requirements. Incurred costs include costs for which contractual obligations have been made. The Texas Utility Commission has determined that the Company's emission control plan is the most effective control option and that up to $699 million is eligible for cost recovery, the exact amount to be determined in the 2004 true-up proceeding. In addition, the Company is required to provide $16.2 million in funding for certain NOx reduction projects associated with East Texas pipeline companies. These funds are also eligible for cost recovery.

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                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Hydrocarbon Contamination. On August 24, 2001, 37 plaintiffs filed suit against REGT, Reliant Energy Pipeline Services, Inc., RERC Corp., Reliant Energy Services, other Reliant Energy entities and third parties in the 1st Judicial District Court, Caddo Parish, Louisiana. The petition has now been supplemented seven times. As of November 21, 2002, there were 695 plaintiffs, a majority of whom are Louisiana residents. In addition to the Reliant Energy entities, the plaintiffs have sued the State of Louisiana through its Department of Environmental Quality, several individuals, some of whom are present employees of the State of Louisiana, the Bayou South Gas Gathering Company, L.L.C., Martin Timber Company, Inc., and several trusts. Additionally on April 4, 2002, two plaintiffs filed a separate suit with identical allegations against the same parties in the same court. More recently, on January 6, 2003, two other plaintiffs filed a third suit of similar allegations against the Company, as well as other defendants, in Bossier Parish (26th Judicial District Court).

     The suits allege that, at some unspecified date prior to 1985, the defendants allowed or caused hydrocarbon or chemical contamination of the Wilcox Aquifer, which lies beneath property owned or leased by certain of the defendants and which is the sole or primary drinking water aquifer in the area. The primary source of the contamination is alleged by the plaintiffs to be a gas processing facility in Haughton, Bossier Parish, Louisiana known as the "Sligo Facility." This facility was purportedly used for gathering natural gas from surrounding wells, separating gasoline and hydrocarbons from the natural gas for marketing, and transmission of natural gas for distribution. This site was originally leased and operated by predecessors of REGT in the late 1940s and was operated until Arkansas Louisiana Gas Company ceased operations of the plant in the late 1970s.

     Beginning about 1985, the predecessors of certain Reliant Energy defendants engaged in a voluntary remediation of any subsurface contamination of the groundwater below the property they own or lease. This work has been done in conjunction with and under the direction of the Louisiana Department of Environmental Quality. The plaintiffs seek monetary damages for alleged damage to the aquifer underlying their property, unspecified alleged personal injuries, alleged fear of cancer, alleged property damage or diminution of value of their property, and, in addition, seek damages for trespass, punitive, and exemplary damages. The quantity of monetary damages sought is unspecified. As of December 31, 2002, the Company is unable to estimate the monetary damages, if any, that the plaintiffs may be awarded in these matters.

     Manufactured Gas Plant Sites. CERC and its predecessors operated manufactured gas plants (MGP) in the past. In Minnesota, remediation has been completed on two sites, other than ongoing monitoring and water treatment. There are five remaining sites in CERC's Minnesota service territory, two of which CERC believes were neither owned or operated by CERC, and for which CERC believes it has no liability.

     At December 31, 2001 and 2002, CERC had accrued $23 million and $19 million, respectively, for remediation of the Minnesota sites. At December 31, 2002, the estimated range of possible remediation costs was $8 million to $44 million based on remediation continuing for 30 to 50 years. The cost estimates are based on studies of a site or industry average costs for remediation of sites of similar size. The actual remediation costs will be dependent upon the number of sites to be remediated, the participation of other potentially responsible parties (PRP), if any, and the remediation methods used. CERC has an environmental expense tracker mechanism in its rates in Minnesota. CERC has collected $12 million at December 31, 2002 to be used for future environmental remediation.

     CERC has received notices from the United States Environmental Protection Agency and others regarding its status as a PRP for other sites. Based on current information, the Company has not been able to quantify a range of environmental expenditures for potential remediation expenditures with respect to other MGP sites.

     Mercury Contamination. The Company's pipeline and distribution operations have in the past employed elemental mercury in measuring and regulating equipment. It is possible that small amounts of mercury may have been spilled in the course of normal maintenance and replacement operations and that these spills may

                                        35
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                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

have contaminated the immediate area with elemental mercury. This type of contamination has been found by the Company at some sites in the past, and the Company has conducted remediation at these sites. It is possible that other contaminated sites may exist and that remediation costs may be incurred for these sites. Although the total amount of these costs cannot be known at this time, based on experience by the Company and that of others in the natural gas industry to date and on the current regulations regarding remediation of these sites, the Company believes that the costs of any remediation of these sites will not be material to the Company's financial condition, results of operations or cash flows.

     Other Environmental. From time to time the Company has received notices from regulatory authorities or others regarding its status as a PRP in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Company has been named as a defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

  Department of Transportation

     In December 2002, Congress enacted the Pipeline Safety Improvement Act of 2002. This legislation applies to the Company's interstate pipelines as well as its intra-state pipelines and local distribution companies. The legislation imposes several requirements related to ensuring pipeline safety and integrity. It requires companies to assess the integrity of their pipeline transmission and distribution facilities in areas of high population concentration and further requires companies to perform remediation activities, in accordance with the requirements of the legislation, over a 10-year period.

     In January 2003, the U.S. Department of Transportation published a notice of proposed rulemaking to implement provisions of the legislation. The Department of Transportation is expected to issue final rules by the end of 2003.

     While the Company anticipates that increased capital and operating expenses will be required to comply with the requirements of the legislation, it will not be able to quantify the level of spending required until the Department of Transportation's final rules are issued.

  Other Matters

     The Company is involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. Some of these proceedings involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the disposition of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

  (d) OPERATIONS AGREEMENT WITH CITY OF SAN ANTONIO

     Texas Genco has a joint operating agreement with the City Public Service Board of San Antonio (CPS) to share savings from the joint dispatching of each party's generating assets. Dispatching the two generating systems jointly results in savings of fuel and related expenses because there is a more efficient utilization of each party's lowest cost resources. The two parties equally share the savings resulting from joint dispatch. The agreement terminates in 2009.

                                        36
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                   CENTERPOINT ENERGY, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) NUCLEAR INSURANCE

     Texas Genco and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses.

     Pursuant to the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $9.3 billion as of December 31, 2002. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. Texas Genco and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan.

     There can be no assurance that all potential losses or liabilities will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company's financial condition, results of operations and cash flows.

  (f) NUCLEAR DECOMMISSIONING

     Texas Genco contributed $14.8 million per year in 2000 and 2001 to trusts established to fund its share of the decommissioning costs for the South Texas Project. In 2002, Texas Genco contributed $2.9 million to these trusts. There are various investment restrictions imposed upon Texas Genco by the Texas Utility Commission and the NRC relating to Texas Genco's nuclear decommissioning trusts. Additionally, Texas Genco's board of directors and CenterPoint Energy's board of directors have each appointed two members to the Nuclear Decommissioning Trust Investment Committee which establishes the investment policy of the trusts and oversees the investment of the trusts' assets. The securities held by the trusts for decommissioning costs had an estimated fair value of $163 million as of December 31, 2002, of which approximately 49% were fixed-rate debt securities and the remaining 51% were equity securities. For a discussion of the accounting treatment for the securities held in the nuclear decommissioning trust, see Note 3(k). In July 1999, an outside consultant estimated Texas Genco's portion of decommissioning costs to be approximately $363 million. While the funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and equipment. Pursuant to the Texas electric restructuring law, costs associated with nuclear decommissioning that have not been recovered as of January 1, 2002, will continue to be subject to cost-of-service rate regulation and will be included in a charge to transmission and distribution customers. CenterPoint Energy is contractually obligated to indemnify Texas Genco from and against any obligations relating to the decommissioning not otherwise satisfied through collections by CenterPoint Houston. For information regarding the effect of the business separation plan on funding of the nuclear decommissioning trust fund, see Note 4(b).

                                        37